Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Between

CIPHERGEN BIOSYSTEMS, INC.

and

PALL CORPORATION

Dated as of October 27, 2004

TABLE OF CONTENTS

1.	Sale and Delivery of the Assets

	1.1	Delivery of the Assets
	1.2	Further Assurances
	1.3	Purchase Price
	1.4	Assumption of Liabilities; Etc
	1.5	Related Agreements
	1.6	Allocation of Purchase Price
	1.7	The Closing

2.	Representations of the Seller

	2.1	Organization
	2.2	Capitalization of BioSepra, S.A.
	2.3	Authorization; Consents and Approvals; No Violations
	2.4	Ownership and Condition of the Assets
	2.5	Reports and Financial Statements
	2.6	Absence of Undisclosed Liabilities
	2.7	Litigation
	2.8	Inventory
	2.9	Fixed Assets
	2.10	Leases
	2.11	Change in Financial Condition and Assets
	2.12	Tax Matters
	2.13	Accounts Receivable
	2.14	Contracts and Commitments
	2.15	Compliance with Agreements and Laws
	2.16	Employee Relations and Benefit Plans
	2.17	Customers
	2.18	Suppliers
	2.19	Trade Names and Other Intangible Property
	2.20	Real Estate
	2.21	Powers of Attorney
	2.22	Brokers
	2.23	No Illegal or Improper Transactions
	2.24	Environmental Matters
	2.25	Product Warranties; Liabilities
	2.26	Bankruptcy
	2.27	Insurance
	2.28	Books and Records

3.	Representations of the Buyer

	3.1	Organization and Authority
	3.2	Authorization
	3.3	No Conflicts; Consents
	3.4	Brokers

4.	Access to Information; Confidentiality; Public Announcements

	4.1	Access to Management, Properties and Records
	4.2	Confidentiality
	4.3	Public Announcements

5.	Pre-Closing Covenants of the Seller

	5.1	Conduct of Business
	5.2	Absence of Material Changes
	5.3	Intellectual Property.
	5.4	Communication with Customers, Suppliers and Employees.
	5.5	Compliance with Laws
	5.6	Obligation to Inform.
	5.7	Restructuring.

6.	Reasonable Best Efforts to Obtain Satisfaction of Conditions

7.	Employment Matters

8.	Conditions to Obligations of the Buyer

	8.1	Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations
	8.2	Corporate Proceedings
	8.3	Consents of Third Parties
	8.4	Adverse Proceedings.
	8.5	Update
	8.6	No Material Adverse Change.
	8.7	Closing Deliveries
	8.8	Closing Balance Sheet.
	8.9	Related Agreements.
	8.10	Opinion of Works Council
	8.11	Governmental Approvals

9.	Conditions to Obligations of the Seller

	9.1	Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations
	9.2	Corporate Proceedings
	9.3	Consents of Third Parties
	9.4	Adverse Proceedings
	9.5	Closing Deliveries
	9.6	Related Agreements
	9.7	Opinion of Works Council
	9.8	Governmental Approvals

10.	Termination of Representations and Warranties

11.	Additional Agreements.

	11.1	Proprietary Information; Business Intellectual Property

	11.2	No Solicitation or Hiring of Former Employees
	11.3	Non-Competition Agreements
	11.4	Use of Name
	11.5	Cooperation in Litigation
	11.6	Access to Books and Records
	11.7	Injunctive Relief.
	11.8	Employee Compensation
	11.9	Tax Matters

12.	Termination of Agreement

	12.1	Termination by Lapse of Time
	12.2	Termination by Agreement of the Parties
	12.3	Termination by Buyer or Seller By Reason of Breach
	12.4	Termination for Material Adverse Change.
	12.5	Effect of Termination

13.	Fees and Expenses

14.	Transfer and Sales Tax

15.	Notices

16.	Successors and Assigns

17.	Entire Agreement; Amendments; Attachments

18.	Governing Law; Venue

19.	Section Heading

20.	Severability

21.	Counterparts

22.	No Third Party Beneficiaries

23.	Translations

INDEX OF EXHIBITS

Exhibit A	Instrument of Assumption

Exhibit B	Current Balance Sheet and Current Income Statement

Exhibit C	Bill of Sale

Exhibit D	Assignment

Exhibit E	License Agreement

Exhibit F	Supply Agreement

Exhibit G	Transition Services Agreement

Exhibit H	Sales and Marketing Collaboration Agreement

Exhibit I	Indemnification and Escrow Agreement

v

INDEX OF SCHEDULES

Schedule 1.1 (b)(i)	Excluded Assets
Schedule 1.3(b)	Non-GAAP Accounting Principles
Schedule 1.4 (a)(i)	Assumed Liabilities/Accounts, Accounts Payable and Accrued Expenses
Schedule 1.4 (a)(iii)	Assumed Liabilities /Other Liabilities and Obligations
Schedule 2.3	Consents and Approvals
Schedule 2.4(a)	Ownership and Condition of the Assets/Encumbrances
Schedule 2.4(b)	Ownership of the Assets/Permitted Encumbrances
Schedule 2.4(c)	Shared Assets
Schedule 2.5	Financial Statements
Schedule 2.6	Absence of Undisclosed Liabilities
Schedule 2.7	Litigation
Schedule 2.8	Inventory
Schedule 2.9	Fixed Assets
Schedule 2.10	Leases
Schedule 2.11	Change in Financial Condition and Assets
Schedule 2.12	Tax Matters
Schedule 2.13	Accounts Receivable
Schedule 2.14	Contracts and Commitments
Schedule 2.15	Compliance with Agreements and Laws
Schedule 2.16(a)	Employees
Schedule 2.16(b)	Employee Relations
Schedule 2.16(c)	Benefit Plans
Schedule 2.17	Customers
Schedule 2.18	Suppliers
Schedule 2.19(a)	Intangible Property
Schedule 2.19(b)	Non-Exclusive Intangible Property
Schedule 2.19(c)	Names
Schedule 2.21	Powers of Attorney
Schedule 2.25	Product Warranty, Liabilities
Schedule 2.27	Insurance Policies
Schedule 5.2(i)	Compensation
Schedule 5.2(j)	Capital Expenditures and Loans

INDEX OF DEFINED TERMS

Defined Terms	Section
Accounts Receivable	2.13
Agreement	Preamble
Assets	1.1(c)
Assigned Receivables	1.1(a)(iii)
Assumed Contracts	1.1(a)(iii)
Assumed Liabilities	1.4(a)(iii)
Balance Sheet Date	2.8
Benefit Plan	2.16(c)
BioSepra, S.A.	1.1(a)(v)
BioSepra, S.A. Accounts	2.5
BioSepra, S.A. Employees	2.16
Bio-Sepra, S.A. Patents	1.1(a)(vii)
BioSepra, S.A. Shares	1.1(a)(v)
BioSepra, S.A. Trademarks	1.1(a)(viii)
BioSepra, S.A. Websites	1.1(a)(x)
Business	Preamble
Business Intellectual Property	2.19(a)
Buyer	Preamble
Cash Amount	1.3(b)
Closing	1.1(a)
Closing Balance Sheet	1.3(b)
Closing Date	1.7
Closing Date Balance Sheet	1.1(c)
Closing Net Assets	1.3(b)(i)
COBRA	2.16(c)
Code	2.12
Confidentiality Agreement	4.2
Contracts	2.14
Contracts	2.8
Control	2.8
Current Balance Sheet	2.6
Current Income Statement	2.6
Debt	1.3(b)
Encumbrances	2.4
Environmental Investigations	4.4(a)
ERISA	2.16(c)
ERISA Affiliates	2.16(c)
Escrow Agent	1.3(a)
Escrow Amount	1.3(a)
Excluded Assets	1.1(b)
Excluded Liabilities	1.4(b)
Fixed Assets	2.9

French Documents	23
Governmental Entity	2.3(c)
Hired Employees	7.(a)
Income Statement	2.6
Instrument of Assumption	1.4
Intangible Property	1.1(a)(vii)
Intercompany Accounts	1.3(d)
Interim Date	2.8
Inventory	2.8
Laws	2.15
Leases	2.10
Material Adverse Change	2.1
Net Assets Target Amount	1.3(f)
Permits	2.15
Permitted Encumbrances	2.4
Pre-Closing Tax Period	5.3(b)
Purchase Price	1.3
Related Agreements	1.5
Restructuring	5.7
Restructuring Indemnity	5.7
Seller	Preamble
Seller Business Employees	2.16
Seldi Employees	2.16
Shared Information	1.1(a)(vi)
Straddle Period	5.3(a)
Tax Indemnity	5.3(b)
Technical Information	1.1(a)(vi)
Translations	23
Unaffiliated Firm	1.1(e)

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement (this “Agreement”) made as of the 27th day of October, 2004, by and between Ciphergen Biosystems, Inc., a Delaware corporation with its principal office at 6611 Dumbarton Circle, Fremont, California (the “Seller”) and Pall Corporation, a New York corporation with its principal office at 2200 Northern Boulevard, East Hills, New York (the “Buyer”).  Seller and Buyer are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

Preliminary Statement

Subject to the provisions of this Agreement and the Related Agreements (as defined below), the Buyer desires to purchase directly, or in whole or in part through an Affiliate of Buyer designated by Buyer in writing at least 5 business days prior to the Closing Date, and the Seller desires to sell, all of the business of the Seller (and its Affiliates) which is conducted under the name “BioSepra”, including but not limited to the manufacture and sale of chromatographic media for chromatographic purification of proteins (such business, including any such business conducted through subsidiaries but specifically excluding the Excluded Assets listed on Schedule 1.1(b)(i) hereto, collectively, the “Business”), together with substantially all of the assets held directly or indirectly by Seller solely for use in the Business (other than the Excluded Assets), for the consideration set forth below and the assumption of certain of the Seller’s liabilities set forth below, subject to the terms and conditions of this Agreement.  In the event Buyer makes such purchase in whole or in part through an Affiliate of Buyer, the term Buyer as used herein (other than in Section 3) shall include such Affiliate.

The Seller and the Buyer desire that the Seller retain those assets defined as Excluded Assets herein and those liabilities defined as Excluded Liabilities herein and enter into the Related Agreements.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Sale and Delivery of the Assets.

1.1          Delivery of the Assets.

(a)           Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), the following properties, assets and other claims, rights and interests owned or held (directly or indirectly) by the Seller which relate to or are used or held for use solely in connection with the Business:

(i)            all inventories of finished goods and packaging materials and similar items of the Seller as set forth on Schedule 2.8;

(ii)           all prepaid expenses, advance payments and security deposits existing on the Closing Date (as defined below);

(iii)          all accounts and notes receivable existing on the Closing Date and solely related to the Business (the “Assigned Receivables”);

(iv)          all rights and benefits under the Contracts (as defined below) set forth on Schedule 2.14 attached hereto and all other contracts, commitments and other agreements, including purchase and sales orders, entered into in the ordinary course of business of the Business, including those entered into from the date of this Agreement to the Closing Date (collectively, the “Assumed Contracts”);

(v)           all operating data and original records (including computer files and electronic media), including without limitation, books (other than corporate minute and stock record books), records and accounts, correspondence, research and development files, drug master files, regulatory support files, production records, technical, accounting, manufacturing, quality control and procedural files and manuals, customer and vendor lists, customer complaint files, sales and marketing literature, purchase orders and invoices and employment records;

(vi)          all of the outstanding shares of capital stock, with all right, title and interest in and to any dividends pertaining to the 2004 fiscal year and all subsequent fiscal years, of BioSepra, S.A., a French company with its principal offices at 48 avenue des Genottes, 95800 Cergy-Saint-Christophe, France, a subsidiary of the Seller (“BioSepra, S.A.”) (and such stock, the “BioSepra, S.A. Shares”);

(vii)         original sets of all lab notebooks, manufacturing procedures, equipment calibration settings and other technical information related to the Business that are not Excluded Assets (“Technical Information”) including with respect to those listed on Schedule 2.19(a) and copies of such portions of the lab notebooks, manufacturing procedures, equipment calibration settings and other technical information that constitute Excluded Assets which are related to the Business (the “Shared Information”);

(viii)        all of Seller’s right, title and interest in and to the intellectual property rights that relate to or are used or held for use in connection with the Business (and all registrations and applications thereto), other than to the extent any such right, title and interest relates to any Excluded Asset, but including the patents (the “Bio-Sepra, S.A. Patents”) and other intangible property which is listed on Schedule 2.19(a) attached hereto (collectively, the “Intangible Property”);

(ix)           the name and all goodwill associated with the Business and the name “BioSepra” and all other trade names, brand names, service marks and trademarks of Seller used solely in the Business, and all registrations and applications thereto, including as set forth in the Intangible Property listed on Schedule 2.19(a), other than to the extent any such trade names, brand names, service marks and trademarks are defined as Excluded Assets hereunder (such trade names and trademarks, hereinafter the “BioSepra, S.A. Trademarks”);

(x)            the current telephone and facsimile numbers used by BioSepra, S.A.;

(xi)           all rights to the Internet website addresses: http://www.biosepra.com, http://www.biosepra.info,  http://www.biosepra.net, and http://www.biosepra.org (collectively, the “BioSepra S.A. Websites”);

(xii)          all rights, claims, warranty rights or other similar rights of the Seller, whether known, unknown, matured or unmatured, accrued or contingent, against third parties, including under express or implied warranties from suppliers, other than to the extent such claims or rights relate to any Excluded Asset;

(xiii)         all non-competition agreements in favor of the Seller, other than to the extent such agreements relate to any Excluded Asset;

(xiv)        all transferable rights with respect to unemployment and other similar insurance reserves relating to the Hired Employees (as defined below);

(xv)         claims existing on the Closing Date under insurance policies for damage to Assets;

(xvi)        all transferable governmental Permits related to the Business, other than to the extent such Permits are related to any Excluded Asset; and

(xvii)       except as provided in Section 1.1(b) hereof, all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, wherever located, which relate to or are used or held for use solely in connection with the Business.

(b)           Notwithstanding the provisions of Section 1.1 (a) above, the assets, properties, claims, rights and interests of Seller to be transferred to the Buyer under this Agreement shall not include (i) those assets of the Seller listed on Schedule 1.1(b)(i) attached hereto; (ii) the Benefit Plans of Seller; and (iii) any Contracts to which the Seller is a party or by which it is bound, other than the Assumed Contracts (these items described in the immediately foregoing clauses (i), (ii) and (iii) together, the “Excluded Assets”).

(c)           The Assumed Contracts, BioSepra, S.A. Shares, Intangible Property, BioSepra, S.A. Websites, BioSepra, S.A. Trademarks and other properties, assets and business of the Seller described in Section 1.1 (a) above, other than the Excluded Assets, shall be referred to collectively herein as the “Assets.”

(d)           Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to sell, transfer, or assign any Assumed Contract if the attempted transfer, sale or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Buyer or Seller thereunder.  Seller shall use its commercially reasonable efforts to obtain the consent of the other party to any Assumed Contract to the transfer, sale or assignment thereof to Buyer in all cases in which such consent is required.  If any such consent is not obtained and the Closing occurs, Seller shall use its commercially reasonable efforts to provide for Buyer the benefits of such Assumed Contract, including (a)

adherence to reasonable procedures established by Buyer for the immediate transfer to Buyer of any payments or other proceeds received by Seller thereunder and (b) enforcement for the benefit of Buyer of any and all rights of Seller thereunder against the other party or parties thereto arising out of the breach or cancellation thereof by such other party or parties or otherwise.

1.2          Further Assurances.

(a)           At any time and from time to time after the Closing, at the Buyer’s request, the Seller promptly shall (and to the extent necessary shall cause an Affiliate to), at the Seller’s sole cost, execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, provide Buyer and its representatives with access to originals of the Shared Information and take such other action as the Buyer may reasonably request to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. Without limiting the generality of the foregoing, the Seller shall execute and shall cooperate in the filing of (or to the extent necessary shall cause an Affiliate to so execute and cooperate) such applications to governmental authorities, consents and other documents and take such other action as Buyer may reasonably request in order to transfer ownership to and enable the Buyer to use and register, as the Buyer may desire, the BioSepra, S.A. Trademarks, the BioSepra, S.A. Websites and the BioSepra, S.A. Patents.

(b)           From time to time after the Closing, but on no less than a monthly basis, (a) the Buyer shall pay to the Seller any amount of cash or other remittances received by it from accounts receivable of the Seller other than the Assigned Receivables and (b) the Seller shall pay to the Buyer any amount of any cash or other remittances received by it from accounts receivable of BioSepra, S.A. or the Assigned Receivables.

(c)           Promptly, but in no event later than 30 days following the Closing, the Seller shall remove or cause to be removed any links between any websites maintained by or on behalf of the Seller and its Affiliates (other than BioSepra, S.A.) on the World Wide Web and the BioSepra, S.A. Websites.

1.3          Purchase Price.

(a)           The purchase price for the Assets shall be Thirty-Two Million Dollars ($32,000,000) in cash plus the amount of the Assumed Liabilities (as defined in Section 1.4(a)(iii)), as determined and adjusted pursuant to this Agreement (the “Purchase Price” ). At the Closing, the Buyer shall (x) deliver to the Seller the aggregate sum of Thirty-One Million Dollars ($31,000,000) (i) less the amount of any downward adjustments made pursuant to Section 1.3(b) and (ii) plus the amount of any upward adjustments made pursuant to Section 1.3(b), payable by wire transfer of immediately available funds to an account designated by the Seller in writing at least three business days prior to the Closing, and (y) deliver to the Escrow Agent an amount equal to One Million Dollars ($1,000,000) as the Escrow Amount pursuant to the Indemnification and Escrow Agreement (the defined terms “Escrow Agent” and “Escrow Amount” shall have the meanings set forth in the Indemnification and Escrow Agreement).

(b)           On the Closing Date, the Seller shall deliver to the Buyer the most recently available unaudited month-end balance sheet (the “Closing Balance Sheet”) relating to the Business, setting forth (i) the Assets (other than the BioSepra, S.A. Shares) and the assets of BioSepra, S.A., (ii) the cash and cash equivalents of BioSepra, S.A. (the “Cash Amount”), (iii) the Intercompany Accounts (as defined below) and (iv) the Assumed Liabilities and the liabilities of BioSepra, S.A. as of such date (the difference between the dollar amount such total assets and the total liabilities set forth in the Closing Date Balance Sheet (as defined below) are referred to as the “net assets” ) and a profit and loss statement for the Business for the period then ended, together with a certificate of the Chief Financial Officer of the Seller in the form of the certificate attached to Schedule 1.3(b).  The Closing Balance Sheet shall be prepared on a basis consistent with that of the Current Balance Sheet (as defined below).  The Closing Balance Sheet shall be prepared in accordance with the principles set forth in Schedule 1.3(b), and United States generally accepted accounting principles (“ GAAP”) applied on a consistent basis (except that the same foreign exchange rates as were used in the preparation of the Current Balance Sheet shall be used).  The notes to the Closing Balance Sheet shall contain a reconciliation of net assets appearing thereon with net assets in accordance with GAAP.

(i)            The amount of the Purchase Price to be paid to Seller in cash at the Closing will be reduced on a dollar-for-dollar basis by the amount of the aggregate capital lease obligations, both short- and long-term (the “Debt”) as set forth on the Closing Balance Sheet.

(ii)           The amount of the Purchase Price to be paid to Seller in cash at the Closing will be increased on a dollar-for-dollar basis by the Cash Amount as set forth on the Closing Balance Sheet.

(iii)          The amount of the Purchase Price to be paid to Seller in cash at the Closing will be (A) increased on a dollar-for-dollar basis by the amount of any Intercompany Accounts (as defined below) owed by Seller or any of Seller’s direct or indirect subsidiaries (other than BioSepra, S.A.) to BioSepra, S.A. or (B) decreased on a dollar-for-dollar basis by the amount of any Intercompany Accounts (as defined below) owed by BioSepra S.A. to Seller or any of Seller’s direct or indirect subsidiaries (other than BioSepra, S.A.); in each case as set forth on the Closing Balance Sheet.

(c)           No later than sixty (60) days after the Closing Date, the Seller shall deliver to the Buyer (1) a balance sheet relating to the Business (the “Closing Date Balance Sheet”),  as of the Closing Date, setting forth the items set forth in the first sentence of Section 1.3(b) as of such date and a profit and loss statement for the Business for the period beginning January 1, 2004 and ending on the Closing Date, together with a certificate of the Chief Financial Officer of Seller, in each case in the form of the certificate attached to Schedule 1.3(b) and (2) a true, correct and complete list and amount, as of the Closing Date, of each item referenced in Section 8.5 hereof, certified by the Chief Financial Officer (“Section 8.5 Statement”).  The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis (except that the same foreign exchange rates as were used in the preparation of the Current Balance Sheet shall be used).  The notes to the Closing Balance Sheet shall contain a reconciliation of net assets appearing thereon with net assets in accordance with GAAP.  The

Closing Date Balance Sheet shall be prepared on a basis consistent with that of the Current Balance Sheet, except as described in Section 1.3(d) below.

(d)           There shall be recorded on the Closing Date Balance Sheet an asset or liability, as the case may be, for the net Intercompany Accounts (as defined below).  “Intercompany Accounts” shall mean all amounts that are on the Closing Date (a) owed by BioSepra, S.A. to the Seller or any of Seller’s direct or indirect subsidiaries (other than BioSepra, S.A.) or (b) owed by Seller or any of Seller’s direct or indirect subsidiaries (other than BioSepra, S.A.) to BioSepra, S.A., in each case pursuant to bona fide obligations and “net Intercompany Accounts” shall mean the difference between (a) and (b).

(e)           No later than sixty (60) days after delivery of the Closing Date Balance Sheet and the Section 8.5 Statement, the Buyer shall complete a review thereof and shall inform the Seller in writing that the Closing Date Balance Sheet is acceptable or shall object thereto in writing setting forth a specific description of the Buyer’s objections.  In connection with such review, the Seller shall give the Buyer and its representatives timely and reasonable access to such of its working papers and other information related to the Business, the Assets and the Assumed Liabilities and actually used in the preparation of the Closing Date Balance Sheet and the Section 8.5 Statement as the Buyer reasonably requests in connection with such review.  If the Buyer objects to the Closing Date Balance Sheet and the Seller does not agree with the Buyer’s objections or such objections are not resolved on a mutually agreeable basis within thirty (30) days of the Seller’s receipt of Buyer’s objections, any such disagreement shall be promptly (but not later than 20 days after the end of such 30 day period) submitted to a mutually acceptable “Big Four” accounting firm that is unaffiliated with either Party or that is acceptable to Buyer and Seller (the “Unaffiliated Firm”).  The Unaffiliated Firm shall resolve such dispute within thirty (30) days after said Unaffiliated Firm’s engagement by the Parties in accordance with the provisions of this Section 1.3.  The decision of such Unaffiliated Firm shall be final and binding upon the Seller and the Buyer and its fees, costs and expenses shall be borne by the Party against whom the Unaffiliated Firm shall rule or if the Unaffiliated Firm’s decision does not fully support one Party, then the fees, costs and expenses shall be shared by Seller and Buyer.

(f)            If the net assets set forth on the Closing Date Balance Sheet, as finally determined pursuant to the preceding Paragraph (e), is less than Eleven Million Two Hundred Thousand Dollars ($11,200,000) (the “Net Assets Target Amount”), the Purchase Price will be decreased and the Seller will pay to the Buyer cash in an amount equal to such deficiency.  Likewise, (i) if the Cash Amount as set forth on the Closing Date Balance Sheet as finally determined pursuant to the preceding Paragraph (e) is more or less than the amount set forth on the Closing Balance Sheet, the Purchase Price will be increased or reduced, respectively, and the Buyer or the Seller, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency, (ii) if the Debt as set forth on the Closing Date Balance Sheet as finally determined pursuant to the preceding Paragraph (e) is more or less than the amount set forth on the Closing Balance Sheet, the Purchase Price will be reduced or increased, respectively, and the Seller or the Buyer, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency and (iii) if the net Intercompany Accounts as set forth on the Closing Date Balance Sheet as finally determined pursuant to the preceding paragraph (e) is more or less than the amount set forth on the Closing Balance Sheet, the Purchase Price will be increased or reduced, respectively, and the Buyer or the Seller, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency.  Any payments pursuant to this Paragraph (f) shall be made within 10 business days after such determination by wire transfer of immediately available funds to an account specified in writing by the Buyer or the Seller, as the case may be.

(g)           All Intercompany Accounts will be deemed fully paid and discharged as of the Closing Date through the adjustments to the Purchase Price set forth in Section 1.3(f) above which, as between the Seller and its direct or indirect subsidiaries (other than BioSepra, S.A. but including BioSepra GmbH), on the one hand, and BioSepra, S.A., on the other hand, shall constitute a final settlement of all such Intercompany Accounts.  Following the Closing, each of the Seller and the Buyer shall be responsible for settling all Intercompany Accounts with their respective subsidiaries.

(h)           The Seller shall cause to terminate, as of the close of business on the Closing Date, any and all “Intercompany Agreements,” that is, any and all agreements (other than this Agreement, the Related Agreements and any other agreements contemplated hereby or thereby) by and between BioSepra, S.A. (excluding BioSepra GmbH), on the one hand, and the Seller or any of Seller’s direct or indirect subsidiaries (other than BioSepra, S.A. but including BioSepra GmbH) on the other hand.

1.4          Assumption of Liabilities; Etc.

(a)       At the Closing, on the terms and subject to the conditions of this Agreement, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the “Instrument of Assumption”) substantially in the form attached hereto as Exhibit A, pursuant to which it shall assume and agree to perform, pay and discharge in accordance with their terms the following liabilities, obligations and commitments of the Seller to the extent related to the Business or the Assets:

(i)            Those accounts, accounts payable and accrued expenses of Seller which are set forth on Schedule 1.4(a)(i) attached hereto;

(ii)           All obligations of the Seller arising after the Closing under the Assumed Contracts, to the extent such Assumed Contracts have been effectively assigned and transferred to the Buyer or Buyer is receiving the benefits of such contracts; and

(iii)          Those other liabilities and obligations of the Seller which relate to the Business or the Assets which are specifically set forth on Schedule 1.4(a)(iii) attached hereto. The foregoing liabilities and obligations are collectively referred to as the “Assumed Liabilities.”

(b)           The Seller shall be responsible for and satisfy when due and payable (subject to good faith disputes) any and all of the liabilities, obligations and commitments of the Seller not assumed by Buyer pursuant to Section 1.4(a) hereof (the “Excluded Liabilities”). Without limiting the foregoing, Buyer shall not assume, pay or discharge, and shall not be liable for any liability, commitment or expense of Seller as a result of or arising from any of the following:

(i)            Seller’s obligations and liabilities arising under this Agreement and the Related Agreements;

(ii)           any liability of the Seller for Taxes (as defined in Section 2.12) arising from the operation of the Business on or prior to the Closing Date or arising out of the sale by the Seller of the Assets pursuant to this Agreement other than with respect to Taxes or charges as set forth in Section 14 below;

(iii)          all accounting, consulting, finders, investment banking, legal and similar fees and expenses incurred by the Seller in connection with the negotiation of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby;

(iv)          any liabilities or obligations of Seller under any contracts, commitments, arrangements or agreements relating to the Excluded Assets;

(v)           any liability or obligation, including, without limitation, any liability for Seller’s attorney’s fees or expenses resulting from litigation, if any, which results from the circumstances disclosed in Schedule 2.7;

(vi)          any infringement or alleged infringement of any patent, trademark, trade name, copyright or other property right of any other person or entity arising out of any action of Seller on or prior to the Closing Date or any misappropriation or misuse of any trade secret or confidential or proprietary invention, discovery, process, formula, know-how, technology or information or any other right of another person or entity arising out of any action of Seller on or prior to the Closing Date;

(vii)         any liability of Seller arising by reason of any violation or alleged violation of any judgment, order, decree, statute, law, rule of common law, code and regulations to the extent such liability results from or arises out of events, facts or circumstances occurring or existing on or prior to the Closing;

(viii)        any liability of Seller relating to any proceeding commenced or made by or on behalf of an employee or former employee of Seller arising out of or in connection with Seller’s conduct prior to the Closing or relating to any employee benefit plan or employment practices of Seller prior to the Closing; and

(ix)           any liability of Seller relating to the Restructuring.

1.5          Related Agreements.  The Parties shall enter into the following agreements (the “Related Agreements”) as of the date hereof, which agreements shall be effective as of the Closing Date.

(a)           License Agreement.  The Parties shall enter into that certain License Agreement attached hereto as Exhibit E.

(b)           Supply Agreement.  The Parties shall enter into that certain Supply Agreement attached hereto as Exhibit F.

(c)           Transition Services Agreement. The Parties shall enter into that certain Transition Services Agreement attached hereto as Exhibit G.

(d)           Sales and Marketing Collaboration Agreement. The Parties shall enter into that certain Sales and Marketing Collaboration Agreement attached hereto as Exhibit H.

(e)           Indemnification and Escrow Agreement. The Parties shall enter into that certain Indemnification and Escrow Agreement attached hereto as Exhibit I.

1.6          Allocation of Purchase Price.  The aggregate amount of the Purchase Price shall be allocated among the Assets as well as any rights and licenses granted to the Buyer under Related Agreements for all purposes (including Tax and financial accounting purposes) in accordance with Code §1060 and the Treasury Regulations thereunder.  The Parties shall file all Tax Returns (as defined in Section 2.12(a) hereof) in a manner consistent with such allocation; provided, however, that if any taxing authority makes or proposes an allocation with respect to the Assets and any rights and licenses granted to the Buyer under Related Agreements which differs materially from such allocation, each of the Buyer and the Seller shall have the right, at its election and expense, to contest such taxing authority’s determination.  In the event of such a contest, the other Party agrees to cooperate reasonably with the contesting Party and shall have the right to file such protective claims or returns as may be reasonably required to protect its interest. Each Party shall provide the other Party with all notices and information reports filed with taxing authorities and agencies with respect to the allocation of the Purchase Price.

1.7          The Closing.  The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 at 10:00 a.m., Pacific Time, on November 30, 2004 if the conditions to Closing set forth in Section 8 shall have been satisfied or waived as of such date or at such other place, time or date after such conditions to Closing shall have been satisfied or waived as may be mutually agreed upon by the Parties hereto (the “Closing Date”). The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at the close of business, Palo Alto, Pacific time, on the Closing Date.

2.             Representations of the Seller.

The Seller makes the representations and warranties set forth in this Section 2 to the Buyer as follows in the following paragraphs, subject to the exceptions set forth on the Disclosure Schedules attached hereto.  Disclosure on any Schedule attached hereto of an item in response to one section of this Agreement shall constitute disclosure in response to every section of this Agreement, notwithstanding the fact that no cross-reference is made; provided, however, only if it is reasonably apparent on the face of the Schedule that the listed item is responsive to such other sections.  Disclosure of any item not otherwise required to be disclosed shall not create any inference of materiality.  To the extent that a representation or warranty set forth below is by its language made subject to a knowledge or awareness qualifier, such representation and warranty means the actual knowledge or awareness, after due inquiry and exercising such due diligence as a prudent business person would make or exercise in the management of his or her business affairs (including due inquiry of those key employees who could reasonably be expected to have knowledge of the matters in question) as of the date of execution of this Agreement and as of the Closing Date, of William Rich, Matthew Hogan, Therese Bourdy, Egisto Boschetti and Marty Mahard.

2.1          Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. BioSepra, S.A. is a French societe anonyme duly organized, validly existing, and duly registered with the “Registre de Commerce et des Societes de Pontoise” under the number B331502641 and has all requisite power and authority to own its properties and to carry on its business as now being conducted.  Seller and BioSepra, S.A. are each duly qualified to do business and in good standing in all jurisdictions in which their ownership or leasing of property or the character of their business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined herein).  For purposes of this Agreement, the term “Material Adverse Effect” or “Material Adverse Change” means an effect or change which (alone or together with other effects or changes) is, or would reasonably be expected to be, materially adverse to the operations, results of operations, liabilities, or financial condition of the Business, the Assets or BioSepra, S.A.’s assets, taken as a whole, or to the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby without undue delay; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Change: (a) any adverse effect to the extent resulting from general business or economic conditions; (b) any adverse effect to the extent resulting from conditions generally affecting any industry or industry sector in which the Seller operates or competes; (c) any adverse effect to the extent resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions set forth herein; (d) any adverse effect to the extent resulting from any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (e) any adverse effect to the extent resulting from (i) any action taken by the Seller or BioSepra S.A. at Buyer’s written direction or with Buyer’s written consent or (ii) the failure to take any action that was not taken by the Seller or BioSepra S.A. because Buyer, having been informed in writing of the need to take such action, unreasonably withheld or delayed its consent; or (f) any adverse effect resulting from any breach by Buyer of any provision of this Agreement.  Copies of the bylaws, share transfer register (“registre des mouvements de titres”), shareholder accounts (“comptes d’actionnaires”) and “extrait K-bis” of BioSepra, S.A., each as amended to date, have been made available to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.  BioSepra, S.A. is not in violation of any provision of its organizational documents.

2.2          Capitalization of BioSepra, S.A. BioSepra, S.A. has a share capital of 3,195,000 Euros divided into 213,000 shares of 15 Euros each. All of such shares have been duly and validly issued, are fully paid and nonassessable and are held of record and beneficially by the Seller, except that six (6) shares are held of record by minority shareholders in accordance with requirements of French law and will be transferred to the Seller prior to the Closing.  The Seller owns the BioSepra, S.A. Shares owned by it on the date hereof and will, at the Closing, own and hold beneficially and of record all of the BioSepra, S.A. Shares, free and clear of all Encumbrances (as herein defined in Section 2.4).  None of the BioSepra, S.A. Shares were issued in violation of any applicable law, preemptive rights, rights of first refusal or similar rights.  There are no outstanding (and the consummation of the transactions contemplated by this Agreement will not trigger any) options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, instruments or understandings of any character to which the Seller or BioSepra, S.A. is a party or by which Seller or BioSepra, S.A. is bound, obligating Seller or BioSepra, S.A. to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of BioSepra, S.A. or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement.  There are no outstanding obligations, contingent or otherwise, to which Seller or BioSepra, S.A. is a party or by which Seller or BioSepra, S.A. is bound, obligating Seller or BioSepra, S.A. to purchase, redeem or otherwise acquire any capital stock of BioSepra, S.A., including the BioSepra S.A. Shares.  Neither Seller nor BioSepra, S.A. is a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting transfer or otherwise relating to voting, dividend or other rights with respect to the capital stock of BioSepra, S.A., including the BioSepra, S.A. Shares. BioSepra, S.A. does not have, directly or indirectly, any legal or beneficial interest in any subsidiary, partnership, joint venture or other entity.

2.3          Authorization; Consents and Approvals; No Violations.

(a)           The execution and delivery of this Agreement and each of the Related Agreements by the Seller, and the agreements provided for herein or therein, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement and the Related Agreements have been, and each other agreement contemplated hereby or thereby to which the Seller is a party will be, duly executed and delivered by the Seller. This Agreement, the Related Agreements, and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby or thereby to which the Seller is a party constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

(b)           Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 or listed on Schedule 2.3 attached hereto have been obtained and all filings and obligations described in this Section 2.3 or listed on Schedule 2.3 attached hereto have been made, the execution and delivery of this Agreement and the Related Agreements do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in a penalty or the creation of any Encumbrance upon any of the Assets or any of the properties or assets of BioSepra, S.A., or require the approval or consent of its shareholder or any other person or entity under, any provision of (i) the Certificate of Incorporation or the Bylaws of Seller, as amended to date, (ii) any provision of the comparable charter or organization documents of BioSepra, S.A., each as amended to date, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Seller or BioSepra, S.A. is a party or by which Seller or BioSepra, S.A. (or their assets or properties) is bound (iv) any judgment, order, decree, statute, law, rule or regulation applicable to Seller or BioSepra, S.A., the Assets or any of the properties or assets of BioSepra, S.A., other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, materially impair the ability of Seller to perform its obligations hereunder or under the Related Agreements or prevent the consummation of any of the transactions contemplated hereby or thereby.

(c)           No filing or registration with, or authorization, consent or approval of, any United States (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Seller or BioSepra, S.A. in connection with the execution and delivery of this Agreement or the Related Agreements by Seller, or is necessary for the consummation of the transactions contemplated by this Agreement or the Related Agreements, except (i) applicable requirements, if any, of applicable securities laws or the Nasdaq Stock Market, and (ii) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, materially impair the ability of Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

(d)           The Restructuring, when consummated, shall have been effected in good faith, at fair market value, and in compliance with all Laws and does not constitute an “acte normal de gestion” (as defined in Section 2.12(h)).

2.4          Ownership and Condition of the Assets.  Schedule 2.4(a) attached hereto sets forth a true, correct and complete list of all liens, mortgages, security interests, restrictions, pledges, charges and encumbrances (collectively, “Encumbrances”) affecting the Assets (including the assets and properties of BioSepra, S.A.) or the Business. The Seller or BioSepra, S.A. is, and at the Closing will be, the true and lawful owner of or will have valid and subsisting leasehold interests in or valid licenses to use, all of the Assets and all other assets used or held for use in connection with or necessary to the Business, and upon payment therefore by Buyer, subject to the Related Agreements, Buyer will have good and marketable title thereto, or valid and subsisting leasehold interests in or valid licenses to use such assets free and clear of all Encumbrances of any kind, except for those created by Buyer and except as set forth on Schedule 2.4(b) attached hereto (the “Permitted Encumbrances”).  The Assets and the assets of BioSepra, S.A., taken as a whole, constitute all the properties and assets relating to or used or held for use solely in connection with the Business during the past 12 months (except inventory sold, cash used in the Business, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of the Business, and Excluded Assets).  Schedule 2.4(c) attached hereto sets forth a true, correct and complete list of all material assets used in the Business which are also used in Seller’s (or its Affiliates’) other businesses (indicating whether they are owned by Seller or BioSepra, S.A.)  Except for the Excluded Assets and as contemplated in the Related Agreements, there are no assets or properties used solely in the conduct of the Business and owned by any person or entity other than BioSepra, S.A. that will not be transferred, leased or licensed to the Buyer (or its Affiliate) under valid, current leases or licenses effective as of the Closing. The Assets and all assets of BioSepra, S.A. are in good operating condition and are adequate for the purposes for which they are currently used or held for use.  To the knowledge of the Seller, except as contemplated herein and in the Related Agreements, there are no facts or conditions affecting the Assets or the assets and properties of BioSepra, S.A. which could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use, occupancy or operation.

2.5          Reports and Financial Statements.  Attached as Schedule 2.5 hereto are true, correct and complete copies of the accounts of BioSepra, S.A. relating to the financial years ended December 31, 2001, 2002 and 2003, together with the Annexes thereto (the “BioSepra, S.A. Accounts”). The BioSepra, S.A. Accounts have been prepared on the basis of a going concern and conform to the French “Plan Comptable”; they fairly present BioSepra, S.A.’s financial position and its results of operations and cash flows for the relevant date and financial year.  The BioSepra, S.A. Accounts make appropriate provision for bad or doubtful debts and for the depreciation of Inventory.  Neither the Seller nor BioSepra, S.A. has received notice from an official body or from its auditors concerning a failure to observe legal requirements relating to the preparation of the BioSepra, S.A. Accounts.  The preparation of the BioSepra, S.A. Accounts has not been subject to any significant change as to the accounting methods, principles or practices used by BioSepra, S.A. and/or Seller, or to a specific accounting practice (in particular, without limitation, in respect of the accounting principles, the notes to the accounts relating to reserves, to depreciation and to rates used), which would otherwise give a misleading comparison between the accounts for one period and the next.

2.6          Absence of Undisclosed Liabilities.  Attached hereto as Exhibit B is a true, correct and complete copy of the unaudited combined balance sheet of Seller relating to the Business and of BioSepra, S.A. as of June 30, 2004 (the “Current Balance Sheet”) and a true, correct and complete copy of the unaudited consolidating profit and loss statement of the Business and BioSepra, S.A. for the six month period ended June 30, 2004 (the “Current Income Statement”).  The Current Balance Sheet and Current Income Statement are in accordance with the books and records of the Seller and BioSepra, S.A. and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto) and in the case of BioSepra, S.A. applied on a basis consistent with the BioSepra, S.A. Accounts and fairly present in all material respects the consolidated financial position and results of operations of the Business and BioSepra, S.A. at June 30, 2004 and for the six-month period then ended.  Except as contemplated herein or in the Related Agreements, Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets or the Business, and BioSepra, S.A. does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, except as and to the extent with respect to any of the foregoing (a) reflected and reserved against in the Current Balance Sheet, (b) incurred in the ordinary course of the Business and consistent with the Seller’s past practices after the date of the Current Balance Sheet (none of which results from, arises out of or is in the nature of a breach of a contract, warranty, tort, or infringement of law and none of which individually or in the aggregate would have a Material Adverse Effect) or (c) set forth on

Schedule 2.6 attached hereto.  Except as accrued on the Current Balance Sheet, as required by French law or as disclosed on Schedule 2.6, none of the employees of the Business is now, or will by passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to June 30, 2004.

2.7          Litigation.  Except as set forth on Schedule 2.7 attached hereto, neither Seller (only to the extent related to the Business) nor BioSepra, S.A., or any of their respective officers or directors (in their capacity as such and only to the extent related to the Business), is a party to, nor to the Seller’s knowledge threatened with, and none of the Assets or any of the assets or properties of BioSepra, S.A. is subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority, whether at common law, civil law or in equity.  Except as set forth in Schedule 2.7, there are no litigations, suits, actions, investigations, proceedings or controversies (i) by Seller (to the extent related to the Business) or BioSepra, S.A. pending or which Seller (to the extent related to the Business) or BioSepra, S.A., intend to initiate, against any other person, and (ii) pending or, to the knowledge of Seller, threatened against Seller nor any outstanding judgment, injunction, decree, order, ruling, award or settlement against Seller which seek to prohibit or adversely restrict or delay the consummation of the transactions contemplated hereby or would materially and adversely affect the ability of Seller to consummate the transactions contemplated hereby.

2.8          Inventory.  Schedule 2.8 attached hereto sets forth a true, correct and complete list of all inventories of finished goods and packaging materials and similar items of Seller and its subsidiaries other than BioSepra, S.A. which relate to or are used or held for use solely in connection with the Business and all inventory of the Business of BioSepra, S.A. as of June 30, 2004 (the “Balance Sheet Date”), including raw materials, works in progress, goods supplied to BioSepra, S.A. by suppliers, goods on consignment, office supplies, maintenance supplies, and all other goods customarily sold by BioSepra, S.A. (whether located on any of their respective premises, in transit to or from such premises, in other storage facilities, or otherwise), and Schedule 2.8 attached hereto identifies whether such inventory is owned by Seller or Seller’s Affiliates other than BioSepra, S.A. (collectively, the “Inventory”). For purposes of this Agreement, the term “Affiliate” means any entity that controls, is under common control with or is controlled by Seller or BioSepra, S.A. on the one hand or Buyer on the other hand, as the case may be. The term “control” means direct or indirect ownership of more than fifty percent (50%) of the voting securities or similar interests of Seller or BioSepra, S.A., as the case may be. Schedule 2.8, as updated pursuant to Sections 8.5 and 1.3(c), shall set forth a true, correct and complete list, in accordance with GAAP, of the Inventory of the Business as of the date of the Closing Balance Sheet (the “Interim Date”) and as of the Closing Date, respectively, including a description and valuation thereof. The Inventory listed on Schedule 2.8 comprises all of the Inventory of the Business on the Balance Sheet Date and all of the Inventory reflected on the Current Balance Sheet, and the Inventory listed on Schedule 2.8 as updated pursuant to Sections 8.5 and 1.3(c) will comprise all of the Inventory of the Business as of the Interim Date and as of the Closing Date, respectively, and all of the Inventory reflected on the Closing Balance Sheet and on the Closing Date Balance Sheet. All of such Inventory was acquired and has been maintained in the ordinary course of the Business; consists of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business in accordance with GAAP; is valued at the lower of cost or market, with allowances for excess and obsolete materials and materials below standard quality determined in accordance with GAAP and consistent with the Current Balance Sheet and the BioSepra, S.A. Accounts and is not subject to any material write-down or write-off. Neither Seller nor BioSepra, S.A. is under any obligation or has any liability with respect to the return of the Inventory of the Business in the possession of wholesalers or retailers or any Inventory previously sold to other customers except in a manner consistent with past practice.

2.9          Fixed Assets.  Schedule 2.9 attached hereto sets forth a true, correct and complete list of all fixed assets of BioSepra, S.A (the “Fixed Assets”) as of the Balance Sheet Date, including a description thereof. Schedule 2.9, as updated pursuant to Sections 8.5 and 1.3(c) hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Interim Date and as of the Closing Date, respectively, including a description thereof. The Fixed Assets listed on Schedule 2.9 comprise all of the Fixed Assets on the Balance Sheet Date and all of the Fixed Assets reflected on the Current Balance Sheet, and the Fixed Assets listed on Schedule 2.9 as updated pursuant to Sections 8.5 and 1.3(c) will comprise all of the Fixed Assets as of the Interim Date and as of the Closing Date, respectively, and all of the Fixed Assets reflected on the Closing Balance Sheet and on the Closing Date Balance Sheet, respectively. All of the Fixed Assets are in good operating condition and repair, normal wear and tear excepted, are usable in the regular and ordinary course of the Business as conducted by the Seller and BioSepra, S.A. prior to the Closing Date and conform in all material respects to all applicable statutes, rules, regulations and ordinances of every governmental authority having jurisdiction over any of them, and constitute all of the Fixed Assets necessary to operate the Business as currently conducted.

2.10        Leases.  Schedule 2.10 attached hereto sets forth a true, correct and complete list of all licenses to use and leases of real property and equipment, identifying separately each ground lease, to which BioSepra, S.A. or Seller (solely as it relates to the Business) is a party (the “Leases”) and any and all capital expenditures made or committed or agreed to be made under any of the Leases. True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have been made available to the Buyer. BioSepra, S.A. enjoys peaceful and undisturbed possession under all such Leases. The Leases are in full force and effect, are binding and enforceable against BioSepra, S.A. and, to the Seller’s knowledge, each of the other parties thereto, in accordance with their respective terms and, except as set forth on Schedule 2.10, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. Except as set forth on Schedule 2.10 attached hereto, BioSepra, S.A. is not in breach of or default in the performance of any covenant, agreement or condition contained in any Lease and to the Seller’s knowledge the other parties thereto are not in breach of or default in the performance of their obligations thereunder.  Neither the Seller nor BioSepra, S.A. has received written notice of any violation of any applicable zoning ordinance, building code, use or occupancy restriction or any condemnation action or proceeding with respect to any of the premises under the Leases nor is Seller aware of any basis therefor.  Except as expressly set forth on Schedule 2.3, no consent, approval or permit of or notice to any person is required under any Lease in connection with the transactions contemplated by this Agreement.

2.11        Change in Financial Condition and Assets.  Except as set forth on Schedule 2.11 attached hereto, since the Balance Sheet Date, there has been no Material Adverse Change.

Without limiting the foregoing, except as set forth on Schedule 2.11, since the Balance Sheet Date (a) BioSepra, S.A. has not: (i) borrowed any amount or incurred or become subject to any liability, except current liabilities set forth in the Current Balance Sheet, liabilities under Contracts entered into and borrowings under banking facilities disclosed in the Schedules hereto; in each case incurred or entered into in the ordinary course of business; (ii) discharged or satisfied any Encumbrance or paid any obligation or liability other than current liabilities shown on the Current Balance Sheet (including regularly scheduled payments (but not prepayments) of long-term debt) and current liabilities incurred since the Balance Sheet Date in the ordinary course of the Business; (iii) failed to pay or discharge when due its liabilities or obligations; (iv) mortgaged, pledged or subjected to an Encumbrance any of its assets, tangible or intangible, (v) sold, assigned or transferred any of its tangible assets except in the ordinary course of the Business consistent with past practices; (vi) sold, assigned, transferred or granted any license with respect to any Business Intellectual Property; (vii) made commitments or agreements for capital expenditures exceeding in the aggregate twenty-five thousand dollars ($25,000); (viii) received written notice of any actual or threatened labor trouble or strike or union organizing effort; (ix) granted any severance or termination pay; (x) except as set forth on Schedule 2.16(a), increased any compensation or benefits payable to any of its directors, officers, employees, independent contractors or consultants or changed any of its employee benefit plans or programs (other than as required to comply with applicable laws); (xi) made any material change in any method of accounting or accounting practice; (xii) declared, set aside or paid any dividend or made any distribution on any shares of its capital stock (whether in cash or in kind), or issued, sold, redeemed, purchased or acquired any shares (including any options, warrants or other rights with respect thereto) of its capital stock; (xiii) undertaken any revaluation of any of its assets, including, without limitation, writing down the value of Inventory or writing off notes or accounts receivables other than in the ordinary course of the business consistent with past practices; (xiv) made any material Tax election inconsistent with past practices or settled or compromised any material Tax liability; (xv) suffered any event causing a Material Adverse Effect, (xvi) suffered any material damage or destruction whether or not covered by insurance; (xvii) made any change in the manner or rate of billing or collections; (xviii) made or suffered any material amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, except as otherwise disclosed in the Schedules to this Agreement; or (ix) entered into any commitment to do any of the foregoing; and (b) the Seller has not taken any of the foregoing actions or suffered any of the foregoing events, in each case with respect to the Business or the Assets, except as otherwise expressly contemplated hereby or by the Related Agreements.

2.12        Tax Matters.  (a)  BioSepra, S.A. has filed all Tax Returns (as hereinafter defined) that it has been required to file (taking into account all extensions) through and including the date hereof.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  All such Tax Returns reflect all liabilities for Taxes for the periods covered by such Tax Returns.  All Taxes owed by BioSepra, S.A. (whether or not shown on any Tax Return) have been fully and timely paid when due or provided for.  Except as disclosed on Schedule 2.12 attached hereto,

BioSepra, S.A. is not currently the beneficiary of any extension of time within which to file any Tax Return.  To the Seller’s knowledge, no claim has ever been made in writing by an authority in a jurisdiction where the Seller (with respect to the Business) or BioSepra, S.A. does not file Tax Returns that Seller (with respect to the Business) or BioSepra, S.A. is or may be subject to taxation by that jurisdiction.  There are no liens on any of the Assets or the assets of BioSepra, S.A. that arose in connection with any failure (or alleged failure) to pay any Tax, other than any Tax which is not yet due and payable or which is being contested in good faith through appropriate proceedings and for which adequate reserves exist on BioSepra, S.A.’s books.  For purposes of this Agreement, “Tax” shall mean any federal, state, local, municipal or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, gains, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any written obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity, and “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(b)           BioSepra, S.A. has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid by it or owing by it to any employee, independent contractor, creditor, stockholder or other third party.

(c)           Except as set forth on Schedule 2.12, neither the Seller nor BioSepra, S.A. has received written notice from any authority of such authority’s intent to assess any additional Taxes against BioSepra, S.A. with respect to any period for which Tax Returns have been filed, nor is Seller aware of any basis therefor.  Schedule 2.12 indicates those Tax Returns with respect to BioSepra, S.A. for taxable periods ended on or after December 31, 2000 that have been audited by a taxing authority, and that currently are the subject of audit by a taxing authority. The Seller has made available to the Buyer correct and complete copies of all of BioSepra, S.A.’s income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BioSepra, S.A. since January 1, 2001.  BioSepra, S.A. has not waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  To the Seller’s knowledge, there is no dispute or claim concerning any Tax liability of Seller (with respect to the Business) or BioSepra, S.A. either claimed or raised by any authority in writing.

(d)           Neither Seller (with respect to the Business) nor BioSepra, S.A. has made any election under Section 341(f) of the Code (or any corresponding provision of state, local or foreign Tax law).  None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.  BioSepra, S.A. has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  BioSepra, S.A. is not a party to any Tax allocation or sharing agreement.  BioSepra, S.A. (i) has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated U.S. federal income Tax Return (other than a group of which the Seller was the parent), and (ii) is not liable for the Taxes of any other person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(e)           BioSepra, S.A. does not benefit from any advantageous tax regime or social security regime granted by law or by a specific ruling from any French governmental or local authority that may be challenged, either in part or in whole, as a result of the sale of the BioSepra, S.A. Shares.

(f)            All material elections and consents with respect to any Tax (or the computation thereof) affecting BioSepra, S.A. as of the date hereof are indicated on the Tax Returns if and to the extent required to be indicated thereon or are set forth on Schedule 2.12.  After the date hereof, no election or consent with any respect to any Tax (or computation thereof) affecting BioSepra, S.A. will be made without written consent of the Buyer (which consent shall not be unreasonably withheld or delayed).

(g)           The unpaid taxes of Seller (with respect to the Business) and BioSepra, S.A. have not (i) exceeded, as of the Balance Sheet Date, the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto), or (ii) exceeded that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller (with respect to the Business) and BioSepra, S.A. in filing their Tax Returns and as shall be reflected on the face of the Closing Date Balance Sheet (rather than in any notes thereto).

(h)           BioSepra, S.A. is not party to any “acte anormal de gestion”, being defined as a transaction or arrangement under which it may be required to pay for any asset or any services or facilities an amount which is in excess of the market value of such asset, services or facilities, nor will it receive any payment for an asset, services or facilities that it had supplied or provided, or is liable to supply or provide, which is less than the market value of such asset, services or facilities.

(i)            BioSepra, S.A. will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

2.13        Accounts Receivable.  Schedule 2.13 attached hereto sets forth a true, correct and complete list of all accounts, accounts receivable, notes and notes receivable of each of BioSepra, S.A. and of Seller (relating to the Business) (collectively the “Accounts Receivable”), including an aging thereof, as of the Balance Sheet Date. Schedule 2.13, as updated pursuant to Sections 8.5 and 1.3(c) hereof, shall set forth a true, correct and complete list of the Accounts Receivable of BioSepra, S.A. and of Seller (relating to the Business) as of the Interim Date and as of the Closing Date, respectively, including an aging thereof. The Accounts Receivable listed on Schedule 2.13 comprise all of the Accounts Receivable of BioSepra, S.A. and of Seller (relating to the Business) as of the Balance Sheet Date and all of the Accounts Receivable of BioSepra, S.A. reflected on the Current Balance Sheet, and the Accounts Receivable listed on Schedule 2.13 as updated pursuant to Sections 8.5 (other than Intercompany Accounts) and 1.3(c) will comprise all of the Accounts Receivable of BioSepra, S.A. and of Seller (relating to the Business) as of the Interim Date and as of the Closing Date, respectively, and all of the Accounts Receivable of BioSepra, S.A. and of Seller (relating to the Business) reflected on the Closing Balance Sheet (other than Intercompany Accounts) and on the Closing Date Balance Sheet, respectively. All of the Accounts Receivable of BioSepra, S.A. are valid and genuine, subject to no setoffs or counterclaims, and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions.  The Seller and BioSepra, S.A. have fully performed all obligations with respect thereto which they were obligated to perform prior to the date of the Current Balance Sheet, the Closing Balance Sheet or the Closing Date Balance Sheet, as applicable.

2.14        Contracts and Commitments.

(a)           Schedule 2.14 attached hereto contains a true, complete and correct list of the following contracts, arrangements, commitments and agreements, whether written or oral (collectively, “Contracts”) (other than a Contract which is an Excluded Asset), (x) by which any of the Assets are bound or affected, (y) to which Seller is a party or by which it is bound solely in connection with the Business or any of the Assets and (z) to which BioSepra, S.A. is a party or by which any of their assets or properties are bound or affected:

(i)            all loan agreements, indentures, mortgages and guaranties;

(ii)           all Contracts (including a general description of purchase orders) which involve or could potentially involve payments or receipts of more than twenty thousand U.S. dollars (US$20,000) under which full performance (including payment) has not been rendered by all parties thereto;

(iii)          all agency, distributor, sales representative and similar agreements, other than those substantially on Seller’s standard form;

(iv)          all Contracts with any stockholder, director, officer or Affiliate of the Seller and/or BioSepra, S.A. and all employment, management, consulting, profit sharing, stock option, stock purchase or stock appreciation Contracts or other equity-incentive, deferred compensation, retirement, change in control or severance Contracts with employees of BioSepra, S.A. or the Seller who devote a material portion of their time to the Business;

(v)           all leases, whether operating, capital or otherwise, which involve payments of more than twenty thousand dollars ($20,000) per year;

(vi)          all licenses to or for any Business Intellectual Property (provided that Seller may describe generally but not be required to list specifically all end user license agreements to readily available software and limited rights to use Business Intellectual

Property in connection with material transfer agreements and other non-material agreements entered into in the ordinary course of business);

(vii)         Contracts containing any covenant not to compete obligating Seller or BioSepra, S.A. with respect to the Business; or

(viii)        any other material Contract not included in Subparagraphs (i) – (vii) above, including joint venture or partnership Contracts.

(b)           Except as set forth on Schedule 2.14 attached hereto:

(i)            each Contract is in full force and effect and is a valid and binding agreement of the Seller or BioSepra, S.A., as the case may be, enforceable against the Seller or BioSepra, S.A., as the case may be, in accordance with its terms;

(ii)           neither the Seller nor BioSepra, S.A. is in breach of or default under any Contract and to the knowledge of Seller no event has occurred which with the passage of time or giving of notice or both would constitute a default, result in a loss of rights or an acceleration of an obligation or result in the creation of any Encumbrance thereunder or pursuant thereto; and

(iii)          to the knowledge of the Seller, there is no existing breach or default by any other party to any Contract, no event has occurred which with the passage of time or giving of notice or both would constitute a default, result in a loss of rights or an acceleration of an obligation or result in the creation of any Encumbrance thereunder or pursuant thereto;

(c)           Except as set forth on Schedule 2.3 or Schedule 2.14, the continuation, validity, enforceability and effectiveness of each Contract will not be affected by and no consent, approval or permit of or notice to any person is required under such Contracts in connection with the consummation of the transactions contemplated by this Agreement or the Related Agreements.

(d)           True, correct and complete copies of all written Contracts (including all amendments, exhibits, schedules, waivers and elections applicable thereto) and true, correct and complete summaries of all oral Contracts have previously been made available by the Seller to the Buyer.

(e)           No party to any Contract has repudiated any provision thereof and communicated such repudiation to the Seller, and there are no negotiations pending or in progress to revise any material term of any Contract.

(f)            Except for Contracts set forth on Schedule 2.14, (i) no Contracts which are purchase contracts continue for a period of more than twelve (12) months or are for quantities or amounts in excess of the normal, ordinary, usual and current requirements of the Business and (ii) no Contracts obligate the Seller or BioSepra, S.A. to sell products or to render services pursuant to terms and conditions that the Seller or BioSepra, S.A. cannot reasonably expect to timely satisfy or fulfill in all material respects.

2.15        Compliance with Agreements and Laws.  The Seller and BioSepra, S.A. have all material licenses, permits, certificates, authorizations and approvals (but excluding environmental permits which are addressed by Section 2.24 hereto), from foreign, federal, state and local authorities necessary to conduct the Business as currently conducted (collectively, the “Permits”), all of which Permits are set forth on Schedule 2.15. All of the Permits identified in Schedule 2.15 are in full force and effect, and no party thereto is in default under any of such Permits and no event has occurred and no condition exists which with the giving of notice, the passage of time or both, would constitute a default thereunder. No action or claim is pending or, to Seller’s knowledge, threatened, to revoke, revise, limit, invalidate or terminate any Permit identified in Schedule 2.15. Neither Seller (solely with respect to the Business) nor BioSepra, S.A. is in material violation of any foreign, federal, state or local law, rule, regulation, ordinance or court or administrative order (including, without limitation, those relating to building, zoning, environmental, disposal of hazardous substances, land use, health and safety and employee health and safety matters) (“Laws”).  Except as set forth on Schedule 2.15 attached hereto, neither the Seller nor BioSepra, S.A. has received any written notice or communication from any foreign, federal, state or local governmental or regulatory authority or otherwise of any such violation relating to the Business or the Assets, including a failure to obtain any Permit or to comply in all material respects with any applicable statute, law, rule of common law, code or regulation.  BioSepra, S.A. is ISO 9001 certified.

2.16        Employee Relations and Benefit Plans.  (a)  Schedule 2.16(a) attached hereto sets forth a true, correct and complete list of the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of (i) all current officers, employees and independent contractors of and consultants to BioSepra, S.A. (the “BioSepra, S.A. Employees”), indicating which of such employees devote substantially all of their time to Seller’s SELDI business ( the “SELDI Employees”) and (ii) all current officers, employees and independent contractors of and consultants to Seller (and its Affiliates other than BioSepra, S.A.) who devote a material portion of their time to the Business (the “Seller Business Employees”).

(b)           Except as set forth on Schedule 2.16(b) hereto:

(i)            Seller (as it relates to the Seller Business Employees) and BioSepra, S.A. are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security or other payroll taxes.

(ii)           None of the employees of the Business are currently represented by any labor union or works council or covered by any collective bargaining agreement.

(iii)          To Seller’s knowledge, there is no unfair labor practice complaint threatened or pending before the National Labor Relations Board or the French Labour Inspectorate or any federal, state, local or foreign agency in respect of any practice at any location of the Business.

(iv)          To Seller’s knowledge, there is no threatened or pending labor strike or other labor trouble or grievance affecting the Business (including, without limitation, any organizational drive targeted directly or indirectly at the BioSepra, S.A. Employees).

(v)           Buyer will have no liability for salary, commissions, bonuses, vacation, sick leave, maternity leave or other compensation, fringe benefits or termination or severance benefits due to the employees of the Business for periods up to the Closing, except as will be set forth or reserved for on the Closing Balance Sheet and the Closing Date Balance Sheet.

(vi)          No employment contract of any employee of the Business contains provisions for compensation in the event of redundancy or retirement which are more favorable than those under the law governing the said contract or the applicable collective bargaining agreement.

(vii)         To the Seller’s knowledge, no arrangements have been promised, scheduled, agreed upon or undertaken with regard to any employee of the Business to increase salaries, pay any bonus, grant any profit share or supplementary pension or other individual advantage, or to establish any new benefit plan or increase benefit levels under an existing plan which has not been duly provided for in the BioSepra Accounts.

(viii)        No employment contract of any employee of the Business provides for payment of damages, interest or compensation, which exceeds that stipulated by applicable law or by the applicable collective bargaining agreement.

(ix)           No BioSepra, S.A. Employee with the status of “cadre” (executive) has given notice to resign, or has received a redundancy notice. No sums are owing to former BioSepra, S.A. Employees as a result of any redundancy, dismissal or resignation that are not reflected in the BioSepra Accounts. No BioSepra, S.A. Employee having received a redundancy notice has, on the date hereof, requested preferential treatment for re-employment.

(x)            With respect to the BioSepra, S.A. Employees, BioSepra, S.A. and the Seller have complied in all material respects with all applicable French labor, social security, health and safety at work regulations, including, without limitation, in relation to redundancy, employees’ representation and social security contributions. In particular, the elections of personnel representatives have been duly held within the correct time limits and any necessary consultation with personnel representatives, works councils and trade union representatives has been carried out in accordance with all applicable laws and regulations.

(xi)           There are no current disputes between management and any trade union or similar organization with respect to the employees of the Business.

(xii)          No employer is in breach of its statutory obligations concerning the health and safety at work of the employees of the Business, nor has it received written notice of any claim against it by any employee or third party relating to an accident.

(xiii)         Each of the BioSepra S.A. Employees is employed exclusively in the Business and is not currently on secondment (“detache”) to the Seller, any Affiliate of the Seller or any third party.

(c)           Schedule 2.16(c) attached hereto sets forth a true, correct and complete list of each Benefit Plan, as defined below, to which Seller, BioSepra, S.A. and any entity in the same controlled group or under common control, within the meaning of Section 4001(14) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as Seller or BioSepra, S.A. (“ERISA Affiliates”) contribute, have contributed or are under an obligation to provide benefits thereunder to or on behalf of any current or former employee, independent contractor or director of Seller, BioSepra, S.A. or an ERISA Affiliate.

(i)            For purposes of this Agreement, a “Benefit Plan” is any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, superannuation, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, subscription program, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, hospitalization, accident, disability, worker compensation or other insurance, death benefit, severance, separation, change of control or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, which is an  “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, existing at the Closing Date.

(ii)           True and complete copies of each Benefit Plan that covers the BioSepra, S.A. Employees, including all amendments thereto and related trust, insurance contracts and other funding arrangements have been delivered to Buyer prior to the execution of this Agreement, together with, if applicable, any descriptions, government filings and most recent accounting and/or actuarial reports of any such Benefit Plan with respect to which such reports are made.

(iii)          Each Benefit Plan is, and has been administered in accordance with its terms and with the requirements of all Laws, statutes, orders, decrees, rules and regulations.  All employer contributions, payments and/or funding commitments required to be made to each Benefit Plan by Law or by the terms of such Benefit Plan have been or will be made as of the Closing.

(iv)          No employer securities, employer real property, or other employer property is included in the assets of any Benefit Plan.

(v)           No loan is outstanding between an employer and any employee of the Business.

(vi)          No obligation exists to provide benefits under any life, medical or health plan or other arrangement to retired or other terminated employees of the Business, other than benefit continuation rights under Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or other Law.  Seller has afforded, or will afford as of the Closing, COBRA continuation rights to employees of the Business entitled to such rights.

(vii)         There is no pending or, to the knowledge of Seller, threatened action, arbitration or other proceedings or investigations against any Benefit Plan of BioSepra, S.A. or sponsor thereof, other than routine claims for benefits, which is reasonably expected to result in liability to any such Benefit Plan or Buyer, and have not received any written notice of such legal action or proceeding.

(d)           In respect of each Benefit Plan that is subject to ERISA:

(i)            None of the Benefit Plans is and neither Seller, nor BioSepra S.A. nor any ERISA Affiliate has at any time contributed to a “multiemployer plan,” as defined in Section 4001 of ERISA, or a defined benefit pension plan which is subject to Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(ii)           No event, no transaction contemplated by this Agreement and no condition or circumstances exist under which the Business could reasonably be expected to be subject to risk of liability under Title IV of ERISA in respect of any Benefit Plan.

(iii)          Neither the Seller, BioSepra, S.A. nor any “party in interest,” as defined in Section 3(14) of ERISA, has engaged in a “prohibited transaction” which could subject any of them or Buyer to liability under Section 409 or Section 502(i) of ERISA or Section 4975 of the Code.

2.17        Customers.  Schedule 2.17 attached hereto sets forth a true, correct and complete list of the names of all customers of the Seller and BioSepra, S.A. which individually accounted for more than five percent (5%) of the total sales of the Business in the fiscal year ended December 31, 2003 and the six months ended June 30, 2004.  Certain of the customers listed on Schedule 2.17 have indicated to Seller or BioSepra a current intention to cease purchasing from the Seller or BioSepra, S.A. or to decrease materially the amount of purchases from the Seller or BioSepra, S.A., as set forth in Schedule 2.17.  Except as set forth on Schedule 2.17, the Seller and BioSepra, S.A. have not received written or, to the Seller’s knowledge, oral notice from any of the customers of the Business that they intend to cease purchasing from or to decrease the amount of purchases from Seller or BioSepra, S.A.

2.18        Suppliers.  Schedule 2.18 attached hereto sets forth a true, correct and complete list of the names of all suppliers of the Seller and BioSepra, S.A. which individually accounted for more than five percent (5%) of the total purchases of the Business for the fiscal year ended December 31, 2003 and the six months ended June 30, 2004.  Seller has not received notice from any of its suppliers that such supplier intends to cease selling to the Seller (as it related to the Business) or BioSepra, S.A. or to alter materially the amount of such sales to the Seller or BioSepra, S.A.

2.19        Trade Names and Other Intangible Property.

(a)           Schedule 2.19(a) attached hereto sets forth a true, correct and complete list of all registered trade names, registered trademarks, patents, websites, domain names and applications thereto that relate primarily to or are used or held for use in connection with the Business (other than the Excluded Assets set forth in Schedule 1.1(b)(i)) (such intellectual property rights set forth on Schedule 2.19(a), together with all copyrights, websites, internet addresses, logos, designs, know-how, trade secrets, proprietary process, formulae and information, confidential information, inventions, marketing materials and all documentation and media constituting, describing or relating to the foregoing, including software, manuals, memoranda and records, relating to or used or held for use primarily in connection with the Business, referred to as “Business Intellectual Property”).  Each item listed on Schedule 2.19(a), is valid and enforceable, has not expired, been abandoned or canceled.  True, correct and complete copies of all licenses and other agreements relating to the Business Intellectual Property (other than customary end- and user license agreements to readily available software) have been previously made available by the Seller to the Buyer and are listed on Schedule 2.14.  All such licenses and agreements are in full force and effect and neither the Seller nor BioSepra, S.A. or, to the Seller’s knowledge, any of the other parties to such licenses or agreements is in breach of any provision of, or in default under any of the terms of, such licenses or agreements and, to the Seller’s knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in a breach or default.  Assuming that all consents and approvals set forth on Schedule 2.3 attached hereto have been obtained, the consummation of the transactions contemplated by this Agreement and the Related Agreements, neither constitutes a breach of, nor causes a termination or modification of, any such license or agreement.

(b)           Schedule 2.19(b) attached hereto sets forth a true, correct and complete list, and where appropriate, a description, of all Business Intellectual Property set forth in Schedule 2.19(a) to which neither Seller nor BioSepra, S.A ‘s rights are exclusive.  Except as otherwise disclosed in Schedule 2.19(b) attached hereto, the Seller or BioSepra, S.A. exclusively owns or has the exclusive right to use, free of all Encumbrances, all Business Intellectual Property.  Seller has not wrongfully utilized or misappropriated or, to the Seller’s knowledge, infringed the trade secrets or other intellectual property of any third party. Except with respect to any Excluded Assets with respect to which Seller has granted licenses to Buyer pursuant to the Intellectual Property License Agreement, the Business Intellectual Property set forth in Schedule 2.19(a) is sufficient to enable the Seller and BioSepra, S.A. to conduct the Business as presently conducted by the Seller and BioSepra, S.A.

(c)           To Seller’s knowledge, no person or entity is infringing upon, is in violation of, or is misappropriating or misusing any of the Business Intellectual Property.  Except as set forth in Schedule 2.19(b), subsequent to the Closing, no party other than Buyer or BioSepra, S.A., including, without limitation, Seller and any current or former director, officer, stockholder, employee, consultant or Affiliate (other than BioSepra, S.A.) of the Seller or of BioSepra, S.A., will own, have an interest in or have the right to use any Business Intellectual Property (other than an Excluded Asset as set forth in Schedule 1.1(b)(i).  Except as disclosed in Schedule 2.19(b), there is no pending or, to the Seller’s knowledge, threatened claim or litigation against the Seller (solely with respect to the Business Intellectual Property) or BioSepra, S.A. contesting its ownership of or right to use any Business Intellectual Property nor, to Seller’s knowledge, is there any basis therefor. Except as disclosed in Schedule 2.19(b), there is no pending or, to Seller’s knowledge, threatened claim or litigation against the Seller (solely with respect to the Business Intellectual Property) or BioSepra, S.A. asserting the misappropriation or misuse of any trade secret or any confidential or proprietary invention, discovery, process, formula, know-how, technology or information of another.  Except as disclosed in Schedule 2.19(b), there is no pending or, to the Seller’s knowledge, threatened claim or litigation against the Seller (solely with respect to the Business Intellectual Property) or BioSepra, S.A. asserting that the Seller or BioSepra, S.A. has violated or infringed any patent.  Except as disclosed in Schedule 2.19(b), there is no pending or, to the Seller’s knowledge, threatened claim or litigation against the Seller or BioSepra, S.A. asserting that the Seller or BioSepra, S.A. has violated or infringed any trademark, trade name, copyright or other property right of another.  This Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not affect the continuation, validity and effectiveness of any right in the Business Intellectual Property being transferred to Buyer or owned by BioSepra, S.A.  Since July 31, 2001, Seller (solely with respect to the Business) and BioSepra, S.A. have not conducted business under any corporate, trade or fictitious name other than the names listed on Schedule 2.19(c) hereto.

2.20        Real Estate.  BioSepra, S.A. does not own any real property, except for fixtures or other installations on the premises leased by BioSepra, SA. that may be considered real property.

2.21        Powers of Attorney.  Except as set forth on Schedule 2.21 attached hereto, BioSepra, S.A. does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.22        Brokers.  The Seller represents and warrants that neither the Seller nor BioSepra, S.A. has engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

2.23        No Illegal or Improper Transactions.  Neither the Seller (solely with respect to the Business) nor BioSepra, S.A. has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any person or entity, directly or indirectly, any money or thing of value for the purpose or with the intent of (a) obtaining or maintaining business for the Seller or BioSepra, S.A., (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law.

2.24        Environmental Matters.

(a)           The Seller (solely with respect to the Business) and BioSepra, S.A. have complied and are in compliance in all material respects with all Environmental Laws. There is no pending or, to the Seller’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any person or entity or any judgment, award, order or settlement relating to any Environmental Law involving the Seller (solely with respect to the Business) or BioSepra, S.A. For purposes of this Agreement, “Environmental Law” means any applicable federal, state, local or foreign law, statute, code, rule, regulation, ordinance, order or consent decree relating to pollution, hazardous substances or waste, natural resources, the environment or occupational health and safety, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. §6901, et seq., as amended), the Comprehensive Environmental Response, Compensation and Liability Act

(42 U.S.C. §9601, et seq., as amended), the Toxic Substance Act (15 U.S.C. §2601 et seq., as amended), the Clean Water Act (33 U.S.C. §466, et seq., as amended), the Clean Air Act (42 U.S.C. §7401, et seq., as amended) and federal and state environmental cleanup programs.

(b)           BioSepra, S.A. has obtained all requisite environmental permits relating to the Business and such permits are in full force and effect.  The environmental permits do not materially limit or affect the processes, methods, capacity or operating hours of the persons carrying on the Business as currently carried on.  No material capital expenditure is currently required in relation to environmental matters relating to the Business in order to comply with, extend, renew or obtain any environmental permit or comply with Environmental Laws.  To the Seller’s knowledge, transfer of the Assets and BioSepra, S.A. Shares and the transactions contemplated hereunder and in the Related Agreements will not result in (i) the variation, limitation or revocation of any environmental permit or (ii) any environmental permit not being extended, renewed, granted or available after Closing to Buyer or BioSepra, S.A.  Except as may not result in material liability to BioSepra, S. A., to the Seller’s knowledge, (i) no hazardous substances are present on the real properties on which BioSepra, S.A. carries on the Business and (ii) neither the Seller (as it relates to the Business) or BioSepra has, and to the knowledge of the Seller, no other parties have, generated, transported, treated, stored, disposed of, arranged to be disposed of, released or to the knowledge of Seller threatened to be released at, on, from, to or under any property or facility at any location, including any of the properties or facilities currently owned, operated, leased or otherwise used by Seller (in connection with the Business) or BioSepra, S.A., any hazardous substances in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Laws. All material environmental audits and other assessments, reviews and reports relating solely to the Business in possession or control of the Seller or BioSepra, S.A. have been made available to the Buyer.

2.25        Product Warranties; Liabilities.

(a)           Except as set forth in Schedule 2.7 attached hereto, neither Seller nor BioSepra, S.A. has any material outstanding disputes or material liability for injury to individuals or property concerning products or services of the Business with any customers.  Neither Seller nor BioSepra, S.A. has any outstanding material disputes concerning goods or services provided by any supplier.

(b)           Attached to Schedule 2.25 is a copy of the terms of sale containing the warranties or guarantees of products and services that are in effect in the conduct of the Business.  There are no pending or, to knowledge of the Seller, threatened claims against Seller (solely with respect to the Business) or BioSepra, S.A. under any such warranty or guaranty.  No product manufactured, sold, leased, or delivered by Seller (in connection with the Business) or by BioSepra, S.A. since Seller’s acquisition of BioSepra, S.A. is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 2.25.

(c)           Each product manufactured, sold, leased, or delivered by Seller (in connection with the Business) or BioSepra, S.A. since Seller’s acquisition of BioSepra, S.A. has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Seller or BioSepra, S.A. have any material liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on or as shall be set forth on the face of the Current Balance Sheet (rather than in any notes thereto), the Closing Date Balance Sheet or the Closing Balance Sheet, as the case may be.

2.26        Bankruptcy.  BioSepra, S.A. is not the subject of any procedure for its judicial receivership (“redressement judiciaire”) or any similar or equivalent procedure or liquidation (“liquidation judiciaire”), and no judicial administrator (“administrateur judiciaire”) or liquidator has been appointed in respect of it. Neither BioSepra, S.A. nor Seller has commenced negotiations with one or more of BioSepra S.A.’s creditors with a view to the general readjustment or rescheduling of its indebtedness, nor has it made a general assignment for the benefit of its creditors. No receiver or arbitrator (“conciliateur”) has been appointed in the context of amicable receivership (“reglement amiable” or “mandataire ad hoc”) proceedings in respect of BioSepra, S.A.

2.27        Insurance.  (a).  Schedule 2.27 attached hereto sets forth all insurance policies maintained by BioSepra, S.A. (including any self-insurance arrangements) and the types and amounts of coverage thereunder. All of such policies are in full force and effect and will be maintained until the Closing, BioSepra, S.A. is not delinquent with respect to any premium payments thereon; no written notice of cancellation has been received; there is no existing default thereunder; since December 31, 2001 there has not been any disallowance of any claim thereunder; and such insurance, together with the insurance maintained by Seller with respect to the Business, is of the type and in the amount customary for businesses such as the Business.  Except as expressly set forth on Schedule 2.27, no consent, approval or notice to any insurance company is required in connection with or as a result of the transactions contemplated by this Agreement.

2.28        Books and Records.  The general ledgers and books of account of BioSepra, S.A., all federal, state, local and foreign income, franchise, property and other tax returns filed by BioSepra, S.A. and all other books and records of BioSepra, S.A. are complete and correct in all material respects and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

3.             Representations of the Buyer.

The Buyer makes the representations and warranties to the Seller set forth in this Section 3, subject to the exceptions set forth on the respective Schedules attached hereto:

3.1          Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.  The Buyer has requisite corporate power to execute and deliver this Agreement, each of the Related Agreements and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.

3.2          Authorization.  The execution and delivery by Buyer of this Agreement, each of the Related Agreements and the agreements provided for herein, and the consummation by Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement, each of the Related Agreements and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby to which the Buyer is a party constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. This Agreement and the Related Agreements have been, and each other agreement contemplated hereby and thereby to which the Buyer is a party will be, duly executed and delivered by the Buyer.

3.3          No Conflicts; Consents.  The execution and delivery of this Agreement and each of the Related Agreements does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, constitute a default (with or without notice or lapse of time, or both) under, or require the approval or consent of its shareholders or any other person or entity under, (i) the Certificate of Incorporation or By-laws of Buyer, (ii) any judgment, order, decree, statute, law, rule or regulation applicable to Buyer or its properties or assets, or (iii) any agreement or instrument, permit, concession, franchise or license to which Buyer is a party or by which Buyer is bound.  The execution and delivery of this Agreement and each of the Related Agreements by Buyer, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not require any action by or in respect of, or consent or approval of, or filing with, any Governmental Entity, except for such approvals or filings the failure of which to obtain will not, individually or in the aggregate, have a Material Adverse Effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby and thereby.

3.4          Brokers.  The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.             Access to Information; Confidentiality; Public Announcements.

4.1          Access to Management, Properties and Records

(a)             From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records (including without limitation Tax reports, returns and related materials) of BioSepra, S.A. and of the Seller relating solely to the Business, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of BioSepra, S.A. and of Seller relating solely to the Business.  The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Business as the Buyer shall reasonably request.  The Seller shall, and shall cause BioSepra, S.A. to, cooperate in all reasonable respects with Buyer’s Phase I, Phase II or other comparable environmental investigations of the facilities at which the Business is being conducted (the “Environmental Investigations”).

4.2          Confidentiality.  All information which shall have been furnished by the Seller to the Buyer in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall be subject to the terms of that certain confidentiality agreement between the Buyer and the Seller dated July 28, 2004 (the “Confidentiality Agreement”).  The parties’ confidentiality obligations contained in the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the confidentiality obligations of Buyer under the Confidentiality Agreement shall terminate but only in respect of that information furnished pursuant to this Agreement or the Confidentiality Agreement relating exclusively to the Assets and to the Business.

4.3          Public Announcements.  The Parties agree that prior to the Closing Date, except as otherwise required by applicable law or by the regulation of any national stock exchange or system upon which a Party’s securities are listed, any and all public announcements concerning this Agreement and the purchase of the Business by the Buyer shall be subject to the approval of both Parties, which approval shall not be unreasonably withheld.

In the event that either Party is required to issue a press release or make a public announcement or filing by applicable law or any such regulation, it will notify the other Party prior to the release of any such public announcement or filing and will provide to the other a copy of any such public announcement or filing and a reasonable opportunity to comment thereon.  Buyer acknowledges that Seller intends to make a public announcement upon the execution of this Agreement.

5.             Pre-Closing Covenants of the Seller.

Seller covenants that from and after the date hereof and until the Closing Date:

5.1          Conduct of Business.  The Seller and BioSepra, S.A. shall carry on the Business in the ordinary course and shall not make or institute any material changes in methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting, computation of Taxes or operation, except as agreed to in writing by the Buyer.  Each of the Seller and BioSepra, S.A. shall (a) use commercially reasonable efforts to maintain, preserve and protect the Assets, the assets of BioSepra, S.A. and the Business, and (b) comply with all laws, ordinances, rules, regulations and orders applicable to the Business.

5.2          Absence of Material Changes.  Without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall not, solely with respect to the Business, and BioSepra, S.A. shall not, in any case:

(a)           Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof;

(b)           Make any election or give any consent under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due;

(c)           Fail to operate the Business or to maintain its books, accounts and records with respect to the Business in the ordinary course of business consistent with past practices;

(d)           Knowingly cause or permit to occur any of the events or occurrences described in Section 2.11;

(e)           Amend its or other governing documents;

(f)            Authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities exercisable for the purchase of, or convertible into, shares of stock of any class (other than the issuance of (i) shares of Seller’s capital stock or options to purchase its capital stock pursuant to an existing option plan in the ordinary course of business, and (ii) shares of Seller’s capital stock pursuant to the exercise of rights outstanding on the date of this Agreement);

(g)           Split, combine, or reclassify any shares of its capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities;

(h)           Other than trade payables incurred and use of existing credit facilities, in each case in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to (other than reasonable travel advances for Business purposes), or investments in, any other person; or create, incur or assume any Encumbrance on any Asset or asset of BioSepra, S.A.; or forgive, cancel or compromise any indebtedness owing to it or any claims which it might have possessed;

(i)            Except as set forth in Schedule 5.2,(i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except anniversary date salary increases for employees in the ordinary course of business and in a manner consistent with past practices or as required by existing contractual commitments or applicable law; (ii) pay or accelerate or otherwise modify the payment, vesting exercisability, or other feature or requirement of any Benefit Plan or to the advantage of any such director, officer, employee or consultant or (iii) except as required by existing contractual commitments or applicable laws, commit itself to any additional or increased Benefit Plan or to any employment or consulting agreement, with or for the benefit of any person, or amend any such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase the benefits due under the relevant plan);

(j)            Except as described in Schedule 5.2 (j) and in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof and to the extent required hereunder disclosed on the Schedules annexed hereto, sell, transfer, mortgage, or otherwise dispose of or encumber any Assets or assets of BioSepra, S.A.;

(k)           Except as set forth in Schedule 2.11 attached hereto, make or agree to make any capital expenditure or expenditures or loans to directors, officers or employees, except for capital expenditures and loans of ten thousand dollars ($10,000) or less individually and of fifty thousand dollars ($50,000) or less in the aggregate;

(l)            Except in the ordinary course of business, enter into or terminate, or amend, extend, renew or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any joint ventures or any other agreements, protocols or work plans pursuant to agreements with third parties, commitments, or contracts (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement);

(m)          Enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts its, or would restrict BioSepra, S.A.’s or the Buyer’s ability to conduct any line of business;

(n)           Change in any respect its policy or practices as to sales of inventories or collection of receivables or its inventory consignment practices;

(o)           Remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice, other than any Excluded Asset;

(p)           Alter or revise its accounting principles, procedures, methods, or practices, except as required by applicable law or regulation or by a change in GAAP or its equivalent in France and concurred with by Seller’s or BioSepra, S.A.’s independent public accountants;

(q)           Institute, settle, or compromise any claims, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of fifty thousand dollars ($50,000), at law or in equity or before any government body or any nongovernmental self-regulatory agency;

(r)            grant any license or sublicense with respect to any Business Intellectual Property;

(s)           Knowingly take any action, or knowingly fail to take any action that would render any representation, warranty, covenant, or agreement of Seller in this Agreement inaccurate or breached such that the conditions in Section 8.1 will not be satisfied as of the Closing Date; or

(t)            Agree or consent, whether in writing or otherwise, to do any of the foregoing.

5.3          Intellectual Property.  In the period between signing and Closing, Seller and the Buyer shall in good faith work to identify all actions (including administrative filings) which are necessary to (i) effect a transfer of the Business Intellectual Property to Buyer at Closing and (ii) be taken within 120 days after the Closing Date to maintain or preserve the validity or status of any item of Business Intellectual Property.

5.4          Communication with Customers, Suppliers and Employees.  The Seller and BioSepra, S.A. will cooperate with Buyer in communicating with suppliers, customers and employees of the Business regarding (i) the transfer of the Assets and the Business to the Buyer and (ii) the terms of any arrangement contemplated in a Related Agreement which relates to or impacts such customer’s or supplier’s business activities or such employee’s employment arrangements with BioSepra, S.A. or the Business.

5.5          Compliance with Laws.  Except as set forth in Schedule 2.15, Seller and BioSepra, S.A. will comply with all laws and regulations which are applicable to Seller’s ownership of the Assets and to the conduct of the Business and will perform and comply with all Contracts, commitments and obligations by which each are bound and which, in the case of the Seller, relate solely to the Business.

5.6          Obligation to Inform.

At least five business days prior to Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning (i) events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date, (ii) any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule hereto, and (iii) any failure by Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, except as individually or in the aggregate would not have a Material Adverse Effect.  Any supplement or amendment delivered pursuant to this Section 5.6 shall in no event be the basis for any claim that any representation or warranty is inaccurate or has been breached for purposes of the Indemnification and Escrow Agreement, but such supplement or amendment may provide a basis for Buyer to terminate this Agreement pursuant to Section 12 if the conditions provided therein shall have been satisfied.

5.7          Restructuring .

Promptly following the execution of this Agreement, Seller shall take all actions, including duly informing and consulting with BioSepra, S.A.’s works council and obtaining an opinion of such counsel, as are necessary to transfer, in compliance with all applicable Laws and requirements, the SELDI Employees to Seller (or an Affiliate of Seller other than BioSepra, S.A.), so that as of the Closing Date (i) all agreements between BioSepra, S.A. and the SELDI Employees shall have terminated and be of no further force and effect, and (ii) BioSepra, S.A. shall have no liability with respect to such employees (the “Restructuring”). Subject to the provisions of the Indemnification and Escrow Agreement, the Seller shall indemnify Buyer Indemnified Parties (as defined therein) for any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses incurred in the investigation or defense of any of the same or asserting its rights, which Buyer, its Affiliates (including BioSepra, S.A.) and their respective officers, directors and stockholders may suffer resulting from, arising out of or relating to the Restructuring (the “Restructuring Indemnity”).

6.             Reasonable Best Efforts to Obtain Satisfaction of Conditions.

The Seller and the Buyer covenant and agree to use their reasonable best efforts and the Seller covenants to cause BioSepra, S.A. to use its reasonable best efforts to obtain the satisfaction of the conditions to closing specified in this Agreement.  In particular, the Seller shall, and shall cause BioSepra, S.A. to, seek and use reasonable best efforts to obtain all consents and approvals set forth on Schedule 2.3.

7.             Employment Matters.

(a)           Prior to the Closing, but subject to the consummation of the transactions contemplated by this Agreement, Buyer shall offer employment to those of the Seller Business Employees whose names Buyer shall communicate to Seller promptly following the execution of this Agreement, which employment shall become effective as of the day after the Closing Date.  All such employees who accept Buyer’s offer of employment and who execute Buyer’s standard employee agreement (containing confidentiality and assignment of intellectual property rights provisions) shall herein be referred to as “Hired Employees”.

(b)           The initial salary and compensation payable to each Hired Employee by Buyer shall be, in the aggregate, substantially equivalent to that provided to such individual by Seller immediately prior to the Closing.

(c)           The representations, warranties, covenants and agreements contained in this Section 7 are for the sole benefit of the Parties hereto, and the employees of Seller are not intended to be and shall not be construed as beneficiaries hereof.

8.             Conditions to Obligations of the Buyer.

The obligations of the Buyer under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

8.1          Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations.  The representations and warranties of the Seller contained in this Agreement (including the Schedules hereto) shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, (i) except for any representation or warranty which speaks as of a specified date, in which case such representation or warranty shall be true in all respects as if made on such specified date, and (ii) in the case of representations and warranties which do not contain a “materiality” or “Material Adverse Effect” qualifier, except for any inaccuracies in or breaches of representations and warranties that individually or in the aggregate have not had, or would not have a Material Adverse Effect. The Seller and BioSepra, S.A. shall have performed and complied in all material respects with all covenants, obligations, and agreements required by this Agreement or any of the Related Agreements to be performed or complied with by them prior to or at the Closing Date.

8.2          Corporate Proceedings.  All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken and shall be reasonably satisfactory to Buyer and its counsel.

8.3          Consents of Third Parties.  The Seller shall have received all requisite consents and approvals and shall have made all requisite notifications or filings set forth on Schedule 2.3 attached hereto, and copies thereof shall be delivered at or prior to the Closing, to and shall be reasonably satisfactory to the Buyer and the agreements set forth on Schedule 2.3 shall be assigned effective as of the Closing Date to Buyer on terms no less favorable than current terms.

8.4          Adverse Proceedings.

No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby and in the Related Agreements, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or by any Related Agreement. No federal, state, local or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

8.5          Update.  The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Interim Date, of the Accounts Receivable of BioSepra, S.A. and Seller related to the Business, including an aging thereof, the Fixed Assets and the Inventory (other than any Excluded Asset).

8.6          No Material Adverse Change.

No Material Adverse Change shall have occurred and, since the date of this Agreement, the Environmental Investigations shall not have disclosed any matter which, individually or together with other matters, would have a Material Adverse Effect.

8.7          Closing Deliveries.  The Buyer shall have received at or prior to the Closing each of the following documents:

(a)           a bill of sale substantially in the form attached hereto as Exhibit C;

(b)           subject to the Related Agreements, such instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Buyer,

as the Buyer shall reasonably request, including without limitation patent, trademark and copyright assignments;

(c)           such certificates of the Seller’s officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Buyer shall reasonably request;

(d)           a certificate of the Secretary of the Seller attesting to the incumbency of the Seller’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

(e)           cross receipt executed by the Buyer and the Seller;

(f)            opinions of counsel to the Seller and BioSepra, S.A. in form reasonably acceptable to Buyer and its counsel;

(g)           a certified copy of the share transfer register (“registre des mouvement de titres”) and of the shareholders accounts (“comptes d’actionnaires”) evidencing that at Closing Seller is the sole owner of all of the BioSepra, S.A. Shares;

(h)           a share transfer form (“ordre de mouvement de titres”) relating to the BioSepra, S.A. Shares duly executed by the Seller in favor of the Buyer;

(i)            resignations of the officers and directors of BioSepra, S.A. and of the statutory auditors of BioSepra, S.A., in form reasonably satisfactory to the Buyer;

(j)            copies of the by-laws and “extrait K-bis” of BioSepra, S.A. dated no earlier than eight (8) days before the date of the Closing, certified by the Seller as true, correct and complete;

(k)           a certified copy of the minutes (reproduced on the official register) of the meeting of the Board of Directors of BioSepra, S.A. approving (i) the transfer of the BioSepra, S.A. Shares and (ii) the Buyer as a and sole new shareholder of BioSepra, S.A.; and

(l)            such other documents, instruments or certificates as the Buyer may reasonably request.

8.8          Closing Balance Sheet.

The Buyer shall have received the Closing Balance Sheet as certified by the Seller’s Chief Financial Officer.

8.9          Related Agreements.

The Parties shall have entered into the Related Agreements.

8.10        Opinion of Works Council.  Opinions of the works council (“comité d’ enterprise”) of BioSepra, S.A., (i) as described in Schedule 2.3 of the Disclosure Schedule, and

(ii) as described in Section 5.7 of this Agreement shall have been delivered to BioSepra, S.A. and made available to the Buyer at Closing.

8.11        Governmental Approvals.  All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Buyer and its counsel, and copies thereof shall be delivered to the Buyer at or prior to the Closing.

9.             Conditions to Obligations of the Seller.

The obligations of the Seller under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

9.1          Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations.  The representations and warranties of the Buyer contained in this Agreement (including the Schedules hereto) shall be true in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any representation or warranty which speaks as of a specified date, in which case such representation or warranty shall be true in all respects as if made on such specified date, and except in any case for any inaccuracies of representations and warranties that individually and in the aggregate have not had or would not have a Material Adverse Effect. The Buyer shall have performed and complied in all material respects with all covenants, obligations, and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

9.2          Corporate Proceedings.  All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken and shall be reasonably satisfactory to Seller and its counsel.

9.3          Consents of Third Parties.  The Buyer shall have received all requisite consents and approvals and shall have made all requisite notifications or filings set forth on Schedule 2.3, and copies thereof shall be delivered to the Seller at or prior to the Closing.

9.4          Adverse Proceedings.  No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets. No federal, state, local or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

9.5          Closing Deliveries.  The Seller shall have received at or prior to the Closing each of the following documents:

(a)           such certificates of the Buyer’s officers and such other documents evidencing satisfaction of the conditions specified in this Section 9 as the Seller shall reasonably request;

(b)           a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

(c)           Instrument of Assumption of Liabilities executed by the Buyer;

(d)           payment of the Purchase Price, as adjusted in accordance with the terms of this Agreement;

(e)           cross receipt executed by the Buyer and the Seller;

(f)            an opinion of counsel to the Buyer in form reasonably acceptable to Seller and its counsel; and

(g)           such other documents, instruments or certificates as the Seller may reasonably request.

9.6          Related Agreements.  The Parties shall have entered into the Related Agreements.

9.7          Opinion of Works Council.  Opinions of the works council (“comité d’ enterprise”) of BioSepra, S.A., (i) as described in Schedule 2.3 of the Disclosure Schedule, and (ii) as described in Section 5.7 of this Agreement, shall have been delivered to BioSepra, S.A.

9.8          Governmental Approvals.  All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Seller and its counsel, and copies thereof shall be delivered to the Seller at or prior to the Closing.

10.          Termination of Representations and Warranties.  All representations and warranties made by the parties herein, in the Schedules hereto or in any instrument or document furnished pursuant to this Agreement shall survive the Closing in accordance with the provisions of the Indemnification and Escrow Agreement. All covenants made by the Parties herein, in the Schedules hereto or in any instrument or document furnished pursuant to this Agreement shall survive the Closing.

11.          Additional Agreements.

11.1        Proprietary Information; Business Intellectual Property.  The Seller agrees that, from and after the Closing Date the, Seller shall hold in confidence, and shall cause its Affiliates and its and their respective officers, directors and personnel to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not, directly or indirectly, disclose, publish or make use of the same without the written consent of the Buyer, except to the extent that such information shall have become public knowledge other than by a breach of this Agreement by the Seller, its Affiliates or its or their officers, directors or personnel.  The Seller agrees that, for a 60 day period following the Closing Date, upon the reasonable request of Buyer it shall work in good faith with the Buyer, using its commercially reasonable efforts, to assist with matters such as administrative filings in connection with Buyer’s acquisition of the Business Intellectual Property which may be necessary to maintain or preserve the validity or status of an item constituting Business Intellectual Property.

11.2        No Solicitation or Hiring of Former Employees.  Except with respect to employees of Buyer or BioSepra, S.A. who, following the Closing, were terminated by Buyer or BioSepra, S.A., the Seller shall not, and shall cause its Affiliates not to, for the longer of two (2) years after the Closing Date or such period as is provided in any Related Agreement, solicit (other than by way of generalized employment advertising in the ordinary course of business), directly or indirectly, any person who was a Hired Employee or a BioSepra, S.A. Employee on the date hereof or on the Closing Date to terminate his or her employment with the Buyer or BioSepra, S.A. or any of their Affiliates or to become an employee of either the Seller or any of its Affiliates.

11.3        Non-Competition Agreements.  Subject to the terms and conditions of the Related Agreements and the terms hereof, for a period of five (5) years after the Closing Date, neither the Seller nor any Affiliate of Seller shall, directly or indirectly, as owner, partner, joint venturer, stockholder, or in any capacity whatsoever engage in, become financially interested in, render any consultation or business advice with respect to, or have any connection with any business involving the Process Chromatography Market (as defined in the License Agreement) in the United States or any other country.  The Parties acknowledge and agree that to the extent that the terms of any Related Agreement conflict with any term herein, the applicable Related Agreement shall prevail and the conflicting term in this Agreement shall have no effect with respect to and to the extent of such conflict.

11.4        Use of Name.  Following the Closing Date, except as permitted otherwise by this Agreement or any Related Agreements, Seller agrees not to use, and to cause its Affiliates not to use, the name “BioSepra” or any derivation thereof or any name which is confusingly similar thereto or any other trade names or trademarks of Seller used solely in the Business in connection with any business whatsoever; provided, however, that Seller shall be entitled to use such names following the Closing Date (i) to the extent the names appear in documents which were publicly filed prior to the Closing Date and (ii) for a period of ninety days following the Closing Date to the extent that the names appear on any other business and financial reports and catalogs of Seller printed prior to the Closing Date.  Notwithstanding the foregoing, following the Closing Date, Seller shall not initiate any new business relationships of any form under such names.  Seller further agrees that it shall cause any of its Affiliates which have “BioSepra” in their corporate name to change such corporate name, within 45 days of the Closing, to a name which does not use “BioSepra” and is not confusingly similar to “BioSepra”.

11.5        Cooperation in Litigation.  Each Party hereto will cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter by a third party against or by such Party relating to or arising out of the conduct of the Business or the Assets or the subject matter of any Related Agreement prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement or the Related Agreements). The Party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable legal fees and disbursements) of the Party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, unless the Party requesting such cooperation is entitled to indemnification under the terms of the Indemnification and Escrow Agreement, but shall not be responsible to reimburse the Party providing such cooperation for such Party’s time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the Party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

11.6        Access to Books and Records.  The Seller shall have the right, for a period of six (6) years following the Closing Date, to have reasonable access, upon prior written notice, to such (i) financial and tax books, records and accounts and (ii) such books, records and accounts which are related to Seller’s rights or obligations under the Related Agreements, as are transferred to the Buyer pursuant to the terms of this Agreement. The Buyer shall not destroy any such books, records or accounts retained by it prior to such sixth anniversary of the Closing Date without first providing the Seller with the opportunity to obtain or copy such books, records or accounts.

11.7        Injunctive Relief.

The Seller agrees that the remedy at law for any breach of this Section 11 would be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon a breach or alleged breach of any provision of this Section 11.

11.8        Employee Compensation. The Seller shall be responsible for and pay compensation, bonuses, commissions and any related expenses, including benefits, fringe benefits, taxes, severance, expenses, etc., payable to the Hired Employees incurred to the day prior to and on the Closing Date and the Buyer shall be responsible for and pay compensation and related expenses, including fringe benefits, taxes, severance, expenses, etc. for the Hired Employees accruing after the Closing Date or the date of hire, if later than the Closing Date.

11.9        Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

(a)           Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of BioSepra, S.A. for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which BioSepra, S.A. holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of BioSepra, S.A. for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)           Indemnity.  Seller shall be liable for and shall indemnify the Buyer and hold it harmless from and against any Taxes (whether assessed or unassessed) attributable to (i) the Business or BioSepra, S.A. for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date (“Pre-Closing Tax Period”), (ii) any member of an affiliated, consolidated, combined or unitary group of which BioSepra, S.A. (or any predecessor of BioSepra, S.A.) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law, and (iii) any person (other than BioSepra, S.A.) imposed on BioSepra, S.A. as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Seller shall not be required to indemnify Buyer to the extent that Taxes attributable to Pre-Closing Periods do not exceed the amount, if any, reserved for such Taxes on the face of the Closing Date Balance Sheet and the Closing Balance Sheet and are taken into account in determining the Purchase Price adjustment pursuant to Section 1.3(f) of this Agreement (the “Tax Indemnity”).

(c)           Tax Covenants of Buyer.

(i)    Buyer covenants that it will not cause or permit BioSepra, S.A. (A) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability for which the Seller would be liable or give rise to any loss of the Seller (B) to make any election or deemed election under Section 338 of the Code or any comparable provision under applicable law, or (C) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability in respect of any Pre-Closing Tax Period;

(ii)   None of Buyer or its Affiliates shall file, or cause BioSepra, S.A. to file, any amended Tax Returns or claims for refund without first allowing Seller to review and comment upon such returns.

(d)           Tax Return Preparation and Computation.

(i)    Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate Taxing authorities, all Tax Returns, and shall pay, or cause to be paid, when due, all Taxes, related to the Business or BioSepra, S.A., for any period ending after the Closing Date.

(ii)   Any Tax Return required to be filed by Buyer with respect to a Straddle Period shall be submitted to Seller for Seller’s review and comment not less than thirty (30) days prior to the due date for the filing of such Tax Return.  Seller shall pay to Buyer, no later than two business days prior to the due date for the applicable Return, the Taxes for which Seller is liable pursuant to this Section 11.9 of this Agreement but which are payable with any Return to be filed by Buyer with respect to any Straddle Period.

(e)           Tax Audits; Refunds and Credits.

(i)    If Buyer receives notice of an audit, claim, dispute or controversy relating to Taxes with respect to which Seller may have an indemnification obligation under this Section 11.9, then Buyer shall notify Seller in writing of such Tax Contest within twenty (20) days of receiving such notice.

(ii)   All Tax refunds and credits (including any interest in respect thereof) attributable to a Pre-Closing Tax Period shall be for the account of the Seller, and Buyer shall pay to Seller any such refund within five business days after receipt or entitlement thereto.  All Tax refunds and credits (including any interest in respect thereof) attributable to the Post-Closing Tax Period shall be for the account of the Buyer and Seller shall pay to Buyer such refund within five business days after receipt or entitlement thereto.  Where it is necessary to apportion a refund between Buyer and Seller for a Straddle Tax Period, such refund shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with Section 11.9(a).

(f)            Cooperation on Tax Matters.  The Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such tax audit, tax litigation or other tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to BioSepra, S.A. relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or Seller, as the case may be, shall allow the other Party, at such Party’s sole cost, to take possession of such books and records.

The Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

The Buyer and Seller further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder.

(g)           Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving BioSepra, S.A. shall be terminated as of the Closing Date and, after the Closing Date, BioSepra, S.A. shall not be bound thereby or have any liability thereunder.

12.          Termination of Agreement.

12.1        Termination by Lapse of Time.  This Agreement may be terminated by either the Buyer or the Seller, if the transactions contemplated hereby have not been consummated by December 15, 2004, unless such date is extended by the written consent of the Parties hereto (provided that the right to terminate this Agreement under this Section 12.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the conditions precedent to the transactions contemplated by this Agreement to occur on or before such date and such failure constitutes a breach of this Agreement).

12.2        Termination by Agreement of the Parties.  This Agreement may be terminated by the mutual written agreement of the Parties hereto.

12.3        Termination by Buyer or Seller By Reason of Breach.  This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer (or, in the case of representations, warranties or covenants qualified by materiality or Material Adverse Effect, a breach) or the failure by the Buyer to perform any material condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Seller (or, in the case of representations, warranties or covenants qualified by materiality or Material Adverse Effect, a breach) or the failure of the Seller to perform any material condition or obligation hereunder; provided that, in either case, the Party alleged to be in material breach or to have failed to materially perform shall have received written notice of such material breach or material non-performance and such material breach or material non-performance has remained uncured for a period of ten (10) days after such notice has been received, provided, however that no cure period shall be required for a breach which by its nature cannot be cured.

12.4        Termination for Material Adverse Change.

This Agreement may be terminated by Buyer at any time a Material Adverse Change occurs.

12.5        Effect of Termination.  In the event of termination of this Agreement as provided herein, this Agreement shall immediately become void and there shall be no liability or obligation on the part of either the Seller or the Buyer, or their subsidiaries and their respective officers, directors, stockholders or Affiliates, except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 4.3, Section 12, Section 13 and Section 18 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

13.          Fees and Expenses.

(a)           Notwithstanding anything to the contrary in this Agreement, Buyer and the Seller shall each pay their own expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, and Seller shall pay all such expenses incurred by BioSepra, S.A. including all accounting, consulting, finders, investment banking, legal and similar fees and expenses incurred by it prior to Closing in connection with this Agreement and the Related Agreements.

(b)           The Buyer shall pay all expenses related to the relocation, after the Closing hereunder, of the Inventory transferred to Buyer under this Agreement.

14.          Transfer and Sales Tax. Each of Seller, BioSepra, S.A. and the Buyer, as the case may be, shall be responsible for and shall pay (a) all sales, use and transfer Taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder or upon execution of any of the Related Agreements, in each case, to the extent such Party is required by local law or custom to pay such Taxes or charges.  In furtherance of the foregoing, and not by way of limitation thereof, Buyer shall pay any transfer Taxes under French law relating to or arising out of the Buyer’s purchase of the BioSepra, S.A. Shares within one (1) month after the Closing Date. If the Buyer or the Seller, as the case may be, shall fail to pay such amounts on a timely basis, the other Party may pay such amounts to the appropriate governmental authority or authorities, and the Buyer or the Seller, as the case may be, shall promptly reimburse such other Party for any amounts so paid.  Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law.

15.          Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered by facsimile or sent by federal express or comparable courier service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To Seller	Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94301
Attn: Matthew J. Hogan, Chief Financial Officer
Facsimile: 510-505-2101

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304

Attn: Michael O’Donnell, Esq.
Facsimile: 650-493-6811

To Buyer:	Pall Corporation
2200 Northern Boulevard
East Hills, New York 11548
Attn: Gilbert P. Weiner, Esq.
Facsimile: 516-484-3529

With a copy to:	Carter Ledyard & Milburn LLP
2 Wall Street
New York, N.Y. 10005
Attn: Heywood Shelley, Esq.
Facsimile: 212-732-3232

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date sent, if delivered by facsimile; (b) five (5) business days after being sent, if sent by registered or certified mail or (c) two (2) business days after being sent by Federal Express or comparable courier service.

16.          Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other Party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, in whole or in part, to an Affiliate of Buyer (provided that Buyer shall remain liable for such Affiliate’s performance of its obligations hereunder) or to a Person who at any time following the six month anniversary of the Closing Date acquires substantially all of the Assets or the BioSepra, S.A. Shares.  Any assignment in contravention of this provision shall be void. No assignment shall release Buyer from any obligation or liability under this Agreement.

17.          Entire Agreement; Amendments; Attachments.

(a)           This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the Parties pursuant hereto represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties. Buyer and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

(b)           The Exhibits and Schedules attached hereto or to be attached

(c)           hereafter are hereby incorporated as integral parts of this Agreement.

18.          Governing Law; Venue.

(a)           This Agreement and the Related Agreements shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

(b)           Each of the parties submits to the jurisdiction of the United States District Courts for the Southern District of New York, in any action arising out of or relating to this Agreement or the Related Agreements and agrees that all claims in respect of such action may be heard and determined in any such court.  Each party also agrees not to bring any action arising out of or relating to this Agreement or the Related Agreements in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action so brought.  Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 15.  In addition, prior to the Closing, Seller shall appoint Corporation Services Company, 80 State Street, Albany, NY 12207-2543 as its agent to receive service of process in any such action. Nothing in this Section 18, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action so brought and not subject to any further right of appeal shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

19.          Section Heading.

The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

20.          Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

21.          Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall be one and the same document.

22.          No Third Party Beneficiaries.

Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the Parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

23.          Translations.  Solely as a courtesy to Buyer, Seller has provided Buyer with and will continue to provide Buyer with (in accordance with Section 4.1) English translations which are in Seller’s possession (the “Translations”) of certain French language Contracts and other documents relating to the Business (the “French Documents”).  The Parties hereby agree that (i) Seller makes no representation, warranty or covenant regarding the accuracy, completeness or truthfulness of the Translations, (ii) Buyer has had the opportunity to review the French language versions of the French Documents in their entirety and to have the French Documents translated on its behalf and has not relied on the Translations in making its decision to enter into this Agreement, (iii) a reference to any of the French Documents, whether in this Agreement, the Exhibits or Schedules hereto or any of the other agreements contemplated hereby, shall be deemed a reference to the French language version of such French Document and not to the Translation thereof and (iv) in any dispute between the Parties relating to any French Document (whether such dispute is an Adverse Consequence or not), the French language version of such French Document, and not the Translation or any other translation thereof, shall control.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto as of and on the date first above written.

CIPHERGEN BIOSYSTEMS, INC.

By:	/s/ Matthew J. Hogan
Name:	Matthew J. Hogan
Title:	Chief Financial Officer

Date:	October 27, 2004

PALL CORPORATION

By:	/s/ William C. Palmer
Name:	William C. Palmer
Title:	Senior Vice President

Date:	October 27, 2004